CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of July 2, 1998, is by and between GRACO INC., a Minnesota corporation (the "Borrower"), the banks party hereto (individually, a "Bank" and, collectively, the "Banks") and U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as agent for the Banks (in such capacity, the "Agent").


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS


     Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     "Adjusted Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

     "Advance": Any portion of the outstanding Revolving Loans by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

     "Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

     "Agent": As defined in the opening paragraph hereof.

     "Aggregate Revolving Commitment Amount": As of any date, the sum of the Revolving Commitment Amounts of all the Banks, as the same may be reduced from time to time as provided in Section 2.8.

     "Applicable Fee Percentage": Subject to the last two sentences of this definition, with respect to the period beginning on the later of the twentieth day of the second month of each fiscal quarter and the fifth day after the date on which financial statements required by Section 5.1(c) are delivered to the Agent and ending on the nineteenth day of the second month of the following fiscal quarter, the percentage specified as the Applicable Fee Percentage based on the Cash Flow Leverage Ratio calculated as of the last day of the preceding fiscal quarter:

            Cash Flow Leverage Ratio
            (in each case, to 1.00)             Applicable Fee Percentage

             2.26 or greater                       0.250 % per annum
             1.51 to 2.25                          0.225 % per annum
             1.01 to 1.50                          0.200 % per annum
              .76 to 1.00                          0.175 % per annum
              .75 or less                          0.150 % per annum

During the period beginning on the Closing Date and ending on November 19, 1998, the Applicable Fee Percentage shall be 0.225%. Notwithstanding the foregoing, if the Borrower has not furnished the quarterly financial statements and reports required under Sections 5.1(c) for any fiscal quarter by the fifteenth day of the second month of the following fiscal quarter, the Applicable Fee Percentage shall be 0.250% for the period from the twentieth day of such second month until the fourth day after the day on which such financial statements and reports are delivered.

     "Applicable Lending Office": For each Bank and for each type of Advance, the office of such Bank identified as such Bank's Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

     "Applicable Letter of Credit Fee Percentage": Subject to the last two sentences of this definition, with respect to the period beginning on the later of the twentieth day of the second month of each fiscal quarter and the fifth day after the date on which financial statements required by Section 5.1(c) are delivered to the Agent, and ending on the nineteenth day of the second month of the following fiscal quarter, the percentage specified as the Applicable Letter of Credit Fee Percentage based on the Cash Flow Leverage Ratio calculated as of the last day of the preceding fiscal quarter:



            Cash Flow Leverage Ratio            Applicable Letter of Credit Fee
            (in each case, to 1.00)             Percentage
            2.26 or greater                     0.750 % per annum
            1.51 to 2.25                        0.625 % per annum
            1.01 to 1.50                        0.550 % per annum
             .76 to 1.00                        0.500 % per annum
             .75 or less                        0.450 % per annum

During the period beginning on the Closing Date and ending on November 19, 1998, the Applicable Letter of Credit Fee Percentage shall be 0.625%. Notwithstanding the foregoing, if the Borrower has not furnished the quarterly financial statements and reports required under Sections 5.1(c) for any fiscal quarter by the fifteenth day of the second month of the following fiscal quarter, the Applicable Letter of Credit Fee Percentage shall be 0.750% for the period from the twentieth day of such second month until the fourth day after the day on which such financial statements and reports are delivered.

     "Applicable Margin": Subject to the last two sentences of this definition, with respect to the period beginning on the later of the twentieth day of the second month of each fiscal quarter and the fifth day after the date on which financial statements required by Section 5.1(c) are delivered to the Agent, and ending on the nineteenth day of the second month of the following fiscal quarter, the percentage specified as applicable to Eurodollar Rate Advances or Reference Rate Advances, as appropriate, based on the Cash Flow Leverage Ratio calculated as of the last day of the preceding fiscal quarter:


                  Cash Flow            Eurodollar             Reference
               Leverage Ratio         Rate Advances         Rate Advances

               2.26 or greater      0.750 % per annum            0.00%
               1.51 to 2.25         0.625 % per annum            0.00
               1.01 to 1.50         0.550 % per annum            0.00
                .76 to 1.00         0.500 % per annum            0.00
                .75 or less         0.450 % per annum            0.00

During the period beginning on the Closing Date and ending on November 19, 1998, the Applicable Margin for Eurodollar Rate Advances shall be 0.625%. Notwithstanding the foregoing, if the Borrower has not furnished the quarterly financial statements and reports required under Sections 5.1(c) for any fiscal quarter by the fifteenth day of the second month of the following fiscal quarter, the Applicable Margin for Eurodollar Rate Advances shall be 0.75% for the period from the twentieth day of such second month until the fourth day after the day on which such financial statements and reports are delivered.

     "Bank": As defined in the opening paragraph hereof.

     "Board": The Board of Governors of the Federal Reserve System or any successor thereto.

     "Borrower": As defined in the opening paragraph hereof.

     "Borrower Loan Documents": This Agreement, the Revolving Notes and the Pledge Agreement.

     "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

     "Capital Expenditures": For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

     "Capitalized Lease": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

     "Capitalized Lease Obligations": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.
13).

     "Cash Flow Leverage Ratio": For any date of determination, the ratio of

     (a) the sum (without duplication) of the aggregate principal amount of all outstanding Indebtedness of the Borrower (including, without limitation, all Capitalized Lease Obligations) and the Subsidiaries, determined as of the last day of that period, to

     (b)  EBITDA for the period of four fiscal quarters, ending on such date,

in each case determined on a consolidated basis in accordance with GAAP.

     "Change of Control": The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, or any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a definitive contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; provided that a Change of Control shall not occur as a result of a merger, consolidation or other transaction, or a definitive agreement for a merger, consolidation or other transaction, in which the persons who beneficially owned the voting stock of the Borrower immediately prior to the transaction continue to own, directly or indirectly, at least 60% of the voting stock of the corporation surviving such transaction or its parent corporation (measured by voting power rather than number of shares) in substantially the same percentage relative to each other as they owned before the transaction (except as affected by cashing out fractional shares or dissenting shareholders); or (b) any event or occurrence as a result of which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

     "Closing Date": Any Business Day between the date of this Agreement and July 9, 1998 selected by the Borrower for the making of the first Revolving Loans hereunder; provided, that all the conditions precedent to the obligation of the Banks to make such Loans, as set forth in Article III have been satisfied.

     "Code": The Internal Revenue Code of 1986, as amended.

     "Contingent Obligation": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

     "Continuing Director": means, as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the date of this Agreement or (ii) was nominated for election or elected or appointed to such Board of Directors by the Board of Directors at a time when a majority of the Board consisted of Continuing Directors.

     "Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

     "Default Rate": The rate as set out in Section 2.5(c) hereof.

     "Documentary Letter of Credit": A Letter of Credit which requires that the drafts thereunder be accompanied by a document of title covering or securing title to the goods acquired with the proceeds of such drafts.

     "Domestic Subsidiary": Any Subsidiary which is not a Foreign Subsidiary.

     "EBITDA": For any period of determination, the consolidated net income of the Borrower before deductions for income taxes, Interest Expense, depreciation and amortization, all as determined in accordance with GAAP, excluding therefrom (to the extent included during any period) (a) nonoperating gains (including, without limitation, extraordinary or unusual gains, gains from discontinuance of operations, gains arising from the sale of assets and other nonrecurring gains) of the Borrower and its Subsidiaries during the applicable period and (b) similar nonoperating losses (including, without limitation, losses arising from the sale of assets and other nonrecurring losses) of the Borrower and its Subsidiaries during such period, provided, however, that no adjustment pursuant to the foregoing clauses (a) and (b) shall be made except to the extent the net total of such adjustments would exceed $1,000,000.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     "Eurodollar Business Day": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

     "Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the average per annum offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on the Reuters Screen LIBO page as of 11:00 a.m., London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period, or the per annum rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

     "Eurodollar Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

     "Eurodollar Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Event of Default": Any event described in Section 7.1.

     "Fixed Charge Coverage Ratio": For any period of determination, the ratio of

     (a) EBITDA, minus the sum of (i) Capital Expenditures and (ii) taxes paid in cash by the Borrower and the Subsidiaries,

          to

     (b) the sum of Interest Expense and all required principal payments with respect to Indebtedness (including but not limited to the principal portion of payments with respect to Capitalized Lease Obligations of the Borrower and the Subsidiaries but excluding required principal payments under Section 2.6 other than principal payments required under Section 2.6 as a result of a reduction in the Revolving Commitments under Section 2.8(a)(i), in each case determined for said period on a consolidated basis in accordance with GAAP.

     "Foreign Subsidiary": Any corporation that is a foreign corporation, as defined in Section 7701(a)(5) of the Internal Revenue Code of 1986, more than 50 percent of (i) the total combined voting power of all classes of stock of such corporation entitled to vote, or (ii) the total value of the stock of such corporation, is directly or indirectly owned by the Borrower.

     "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

     "Guaranty": A guaranty, in the form of Exhibit A, of the Obligations, executed and delivered to the Agent in connection with this Agreement.

     "Holding Account": A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon.

     "Immediately Available Funds": Funds with good value on the day and in the city in which payment is received.

     "Indebtedness": With respect to any Person at the time of any determination, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all net obligations of such Person in respect of interest rate protection agreements,
(i) all Indebtedness of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person.

     "Interest Expense": For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings and
(c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

     "Interest Period": With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three, or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

     (a) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

     (b) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

     (c) Any Interest Period that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date.

Interest Periods shall be selected so that any repayments of outstanding Advances occurring upon any mandatory reduction of the Aggregate Revolving Commitment Amount pursuant to Section 2.8(a) can be made without having to pay a Eurodollar Rate Advance prior to the last day of the Interest Period applicable thereto. No more than ten Interest Periods may exist at any one time.

     "Investment": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.


     "Letter of Credit": An irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of the Borrower.

     "Letter of Credit Fee": As defined in Section 2.27.

     "Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

     "Loan Documents": The Borrower Loan Documents and any Guaranties executed and delivered in connection herewith.

     "Majority Banks": At any time, Banks holding at least 51% of the aggregate unpaid principal amount of the Revolving Notes or, if no Revolving Loans are at the time outstanding hereunder, Banks holding at least 51% of the Aggregate Revolving Commitment Amount.

     "Multiemployer  Plan":  A  multiemployer  plan,  as such term is defined in
Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing
Date) for employees of the Borrower or any ERISA Affiliate.

     "Obligations": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Revolving Notes when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Borrower Loan Document, in all cases whether now existing or hereafter arising or incurred.

     "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

     "Person": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan": Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

     "Pledge Agreement": A pledge agreement in the form attached hereto as Exhibit B, whereby the Borrower pledges 65% of its stock in each of the Foreign Subsidiaries to the Agent for the benefit of the Banks.

     "Prohibited Transaction":  The respective meanings assigned to such term in
Section 4975 of the Code and Section 406 of ERISA.

     "Reference Rate": The rate of interest from time to time publicly announced by the Agent as its "reference rate." The Agent may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

     "Reference Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Reference Rate.

     "Regulatory Change": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reportable Event": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with
Section 412(d) of the Code.

     "Repurchase": The purchase by the Borrower of 5,800,000 shares of its outstanding common stock for a purchase price not to exceed $33 per share on the Closing Date.

     "Restricted Payments": With respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter, and any redemption or purchase of, or distribution in respect of (other than distributions in common stock of the Borrower), any of the foregoing, whether directly or indirectly.

     "Revolving Commitment": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

     "Revolving Commitment Amount": With respect to a Bank, initially the amount set opposite such Bank's name as its "Revolving Commitment Amount" in Schedule 1.1(a), as the same may be reduced from time to time pursuant to Section 2.8.

     "Revolving Commitment Ending Date": June 30, 2003.

     "Revolving Commitment Fees": As defined in Section 2.9 (b).

     "Revolving Loan": As defined in Section 2.1.

     "Revolving Loan Date": The date of the making of any Revolving Loans hereunder.

     "Revolving Note": A promissory note of the Borrower in the form of Exhibit C hereto.

     "Revolving Percentage": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

     "Solvency Certificate": A certificate in the form attached hereto as Exhibit D from the Borrower, attesting to the solvency of the Borrower immediately after the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Repurchase.

     "Standby Letter of Credit": A Letter of Credit that is not a Documentary Letter of Credit.

     "Subordinated Debt": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrower on or prior to the Closing Date.

     "Subsidiary": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

     "Tangible Net Worth": As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower, prepared in accordance with GAAP, as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower, less the book value of all intangible assets of the Borrower and its Subsidiaries, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrower or any of its Subsidiaries over the book value of such assets.

     "Termination Date": The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to
Section 7.2 hereof, (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.8 hereof or (d) unless otherwise agreed by the Majority Banks, in their sole discretion, the date on which a Change of Control becomes effective.

     "Total Revolving Outstandings": As of any date of determination, the sum of
(a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.

     "Unpaid Drawing": As defined in Section 2.23.

     "Unused Revolving Commitment": With respect to any Bank as of any date of determination, the amount by which such Bank's Revolving Commitment Amount exceeds such Bank's Revolving Percentage of Total Revolving Outstandings.

     "U.S. Bank": U.S. Bank National Association, in its capacity as one of the Banks hereunder.


     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.


     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".


     Section 1.4 Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".


                                   ARTICLE II

                         TERMS OF THE CREDIT FACILITIES

     Section 2.1 The Revolving Commitments. On the terms and subject to the conditions hereof, each Bank severally agrees to make loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that the unpaid principal amount of outstanding Revolving Loans of a Bank plus the Revolving Percentage of the amount available to be drawn under any outstanding Letters of Credit shall not at any time exceed the Revolving Commitment Amount of such Bank and the Total Revolving Outstandings shall not at any time exceed the Aggregate Revolving Commitment Amount. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitment Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Reference Rate Advances or Eurodollar Rate Advances or any combination thereof.

     Section 2.2 Procedure for Revolving Loans. Any request by the Borrower for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) three Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as Eurodollar Rate Advances and not later than 11:00 a.m. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Reference Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $5,000,000 or, if more, an integral multiple of $500,000 in excess thereof, (iii) whether such Revolving Loans are to be funded as Reference Rate Advances or Eurodollar Rate Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephone request. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 1:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 p.m. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.

     Section 2.3 Revolving Notes. The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect. Upon receipt of each Bank's Revolving Note from the Borrower, the Agent shall mail such Revolving Note to such Bank. Each Bank shall enter in its ledgers and records the amount of each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Revolving Note a record of such Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Revolving Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrower.

     Section 2.4 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Revolving Loans into Reference Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $500,000. The Borrower shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) three Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested conversion to Reference Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day in the case of continuations as or conversions to Eurodollar Rate Advances and a Business Day in the case of conversions to Reference Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, such Advances shall, on the last day of the Interest Period applicable thereto, automatically be converted into Reference Rate Advances of the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks.

     Section 2.5 Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Revolving Loans as follows:

     (a) Subject to paragraph (c) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus
          (ii) the Applicable Margin.

     (b) Subject to paragraph (c) below, each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Reference Rate, plus (ii) the Applicable Margin.

     (c) Upon the occurrence of any Event of Default, each Advance shall, at the option of the Majority Banks, bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (1) the Reference Rate, plus (2) the Applicable Margin for Reference Rate Advances, plus (3) 2.0%.

     (d) Interest shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Reference Rate Advance, on the last day of each month;
          (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances, on the Termination Date; provided that interest under Section 2.5 (c) shall be payable on demand.

     Section 2.6 Repayment. The unpaid principal amount of all Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date. If at any time the aggregate unpaid principal balance of the Revolving Notes exceeds the Aggregate Revolving Commitment Amount, the Borrower shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be shared ratably among the Banks and shall be applied first against Reference Rate Advances and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period.

     Section 2.7 Optional Prepayments. The Borrower may prepay Reference Rate Advances, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an aggregate amount for all the Banks of $500,000 or an integral multiple thereof. Except upon an acceleration following an Event of Default, following a mandatory reduction in the Aggregate Revolving Commitment Amount or upon termination of the Revolving Commitments in whole, the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration, following a mandatory reduction in the Aggregate Revolving Commitment Amount or upon termination of the Revolving Commitments in whole) or prepaid on Advances under this Section 2.7 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Advances under this Section 2.7 shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

     Section 2.8 Reduction of Revolving Commitment Amounts or Termination of Revolving Commitments.

     (a) Mandatory Reductions. The Aggregate Revolving Commitment Amounts shall be reduced as follows:

          (i) On the following dates, the Aggregate Revolving Commitment Amounts shall be reduced by the following amounts:

                  Reduction Date          Reduction Amount
                  --------------------    ----------------
                  September 30, 1998            $3,000,000
                  December 31, 1998              3,000,000
                  March 31, 1999                 3,000,000
                  June 30, 1999                  3,000,000
                  September 30, 1999             4,500,000
                  December 31, 1999              4,500,000
                  March 31, 2000                 4,500,000
                  June 30, 2000                  4,500,000
                  September 30, 2000             5,500,000
                  December 31, 2000              5,500,000
                  March 31, 2001                 5,500,000
                  June 30, 2001                  5,500,000
                  September 30, 2001             6,000,000
                  December 31, 2001              6,000,000
                  March 31, 2002                 6,000,000
                  June 30, 2002                  6,000,000
                  September 30, 2002             6,000,000
                  December 31, 2002              6,000,000
                  March 31, 2002                 6,000,000

          (ii) Proceeds of Asset Sales. The Aggregate Revolving Commitment Amount shall be reduced by an amount equal to 100% of the net cash proceeds of each sale of assets of the Borrower or any Subsidiary (other than proceeds from the sale of inventory in the ordinary course and proceeds paid by the Borrower or any Subsidiary) to the extent such proceeds are not reinvested in assets of similar utility within 180 days of the receipt thereof and the Borrower provides to the Agent, on or prior to the 180th day after such receipt, an officer's certificate in form and substance acceptable to the Agent demonstrating such reinvestment; provided, however, that such reduction shall not be required with respect to the first $2,500,000 of proceeds of each such sale received on or after the Closing Date. The reduction shall occur on the 181st day after the receipt of sale proceeds under this section, unless such proceeds have been reinvested as required in this section.

          (iii)Proceeds of Equity Issuance. The Aggregate Revolving Commitment Amount shall be reduced by an amount equal to 50% of the proceeds of any issuance of equity securities by the Borrower (other than proceeds received upon exercise of stock options by employees or directors of the Borrower or any of its Subsidiaries and proceeds received from any employee of the Borrower or any of its Subsidiaries under the Borrower's employee stock purchase plan), net of the actual cash expenses paid by the Borrower or any Subsidiary in connection with such issuance. Such reduction shall occur two Business days after such proceeds are received.

     All such reductions of the Aggregate Revolving Commitment Amount shall be applied ratably among the Banks.

     (b) Optional Reductions. The Borrower may, at any time, upon not less than 5 Business Days prior written notice to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $5,000,000, or, if more, in an integral multiple of $1,000,000; provided, however, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings. The Borrower may, at any time, when no Letters of Credit are outstanding, upon not less than ten Business Days prior written notice to the Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Revolving Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.17 and all other unpaid obligations of the Borrower to the Agent and the Banks hereunder.

     Section 2.9 Fees.

          2.9(a) Agent's Fees. The Borrower shall pay to the Agent, for its own account, fees ("Agent's Fees") in accordance with the terms of a letter agreement dated as of June 2, 1998.

          2.9(b) Revolving Commitment Fee. The Borrower shall pay to the Agent for the account of each Bank fees (the "Revolving Commitment Fees") in an amount determined by applying the Applicable Fee Percentage to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each quarter and on the Termination Date.

     Section 2.10 Computation. Revolving Commitment Fees and Letter of Credit Fees shall be computed on the basis of actual days elapsed and a year of 360 days. Interest shall be computed on the basis of actual days elapsed and a year of 360 days with respect to Eurodollar Advances, and on the basis of actual days elapsed and a year of 365 or 366 days, as applicable, with respect to Reference Rate Advances.

     Section 2.11 Payments. Payments and prepayments of principal of, and interest on, the Revolving Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 3:00 p.m. (Minneapolis time) on the dates called for under this Agreement and the Revolving Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest, Revolving Commitment Fees and Letter of Credit Fees by the Agent for the account of the Banks.
Whenever any payment to be made hereunder or on the Revolving Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

     Section 2.12 Use of Loan Proceeds. The proceeds of the initial Revolving Loans shall be used first to finance the Repurchase. Any remaining balance of the initial Revolving Loans and the proceeds of any subsequent Revolving Loans shall be used for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement.

     Section 2.13 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

     (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

     (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

     Section 2.14 Increased Cost. If any Regulatory Change:

     (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its Revolving Note or its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Eurodollar Rate Advances or any other amounts due under this Agreement in respect of its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or shall impose on any Bank (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, its Revolving Note or its obligation to make Eurodollar Rate Advances;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Revolving Note, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period (subject to the limitation contained in the third preceding sentence).

     Section 2.15 Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate
Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.17.

     Section 2.16 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Revolving Commitment and/or Advances to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 30 days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Bank does give such notice. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent error.

     Section 2.17 Funding Losses; Eurodollar Rate Advances. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.15, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

     Section 2.18 Discretion of Banks as to Manner of Funding. Each Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.17) shall be made as if such Bank had actually funded and maintained each Eurodollar Rate Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

     Section 2.19 Withholding Taxes.

          2.19(a) Banks to Submit Forms. Each Bank, as of the date it becomes a party hereto, represents to the Borrower and the Agent that it is either
     (i) a corporation or association organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the Closing Date or the day on which such Bank becomes a party hereto, a duly completed and signed copy of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) of the United States Internal Revenue Service. Thereafter and from time to time, each such Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate in such form as is reasonably satisfactory to the Borrower and the Agent to the effect that it is such a United States person.

          2.19(b) Inability of a Bank. If any Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) determines that, as a result of any Regulatory Change, the Borrower or the Agent is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America ("U.S. Taxes") from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the amount payable by the Borrower will be increased to the amount which, after deduction from such increased amount of all U.S. Taxes required to be withheld or deducted therefrom, will yield the amount required under any Loan Document to be paid with respect thereto; provided, that the Borrower shall not be required to pay any additional amount pursuant to this Section 2.19(b) to any Bank (i) that on the date this Agreement is executed or the date such Bank becomes a party hereto, as applicable, is neither (x) entitled to submit Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) nor
     (y) a United States person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) that has failed to submit any form or certificate that it was required to file pursuant to subsection (a) and entitled to file under applicable law or (iii) arising from such Bank's failure to comply with any certification, identification or other similar requirement under United States income tax laws or regulations (including backup withholding) to establish entitlement to exemption from such U.S. Taxes; and provided, further, that if a Bank, as a result of any amount paid by the Borrower to such Bank pursuant to this Section 2.19, shall realize a tax credit or refund, which tax credit or refund would not have been realized but for the Borrower's payment of such amount, such Bank shall pay to the Borrower an amount equal to such tax credit or refund. Each Bank may determine the portion, if any, of any tax credit or refund attributable to the Borrower's payments using such attribution and accounting methods as such Bank reasonably selects, and such Bank's determination of the portion of any tax credit or refund attributable to the Borrower's payments shall be conclusive in the absence of manifest error. The obligation of the Borrower under this Section 2.19(b) shall survive the payment in full of the Obligations and the termination of the Revolving Commitment of such Bank.

     Section 2.20 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amount, or would cause the sum of the aggregate maximum amount available to be drawn under Letters of Credit outstanding plus the aggregate amount of Unpaid Drawings to exceed $15,000,000.

     Section 2.21 Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Agent by 11:00 a.m., Minneapolis time, on a Business Day which is not less than one Business Day prior to the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. In the event of any conflict between the provisions of any such application or agreement and this Agreement, the terms of this Agreement shall govern. The Agent shall promptly notify the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the Agent shall send notice to the other Banks of such issuance.

     Section 2.22 Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower or its Subsidiaries incurred in the ordinary course of their business. All Letters of Credit must expire not later than the Business Day preceding the Revolving Commitment Ending Date. No Letter of Credit may have a term longer than twenty-four months.

     Section 2.23 Agreement to Repay Letter of Credit Drawings. If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, or if the Agent has decided that it will comply with the Borrower's written or oral request or authorization to pay a drawing on any Letter of Credit that the Agent does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Agent by 10:00 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Agent for the full amount of such drawing by 11:00 a.m. on the date on which the Agent in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Loans pursuant to Section 2.26 or out of funds available in the Holding Account, is an "Unpaid Drawing."

     Section 2.24  Obligations  Absolute.  The obligations of the Borrower under
Section 2.23 to repay the Agent for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.26 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

     (a)  Any lack of validity or enforceability of any Letter of Credit;

     (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

     (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Banks shall not be impaired by:

     (i)  The use which  may be made of any  Letter of Credit or for any acts or
          omissions  of  any  beneficiary,   transferee  or  holder  thereof  in
          connection therewith;

     (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

     (iii)The  acceptance by the Agent of documents that appear on their face to
          be  in  order,  without   responsibility  for  further  investigation,
          regardless of any notice or information to the contrary; or

     (iv) Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

     Section 2.25 Increased Cost for Letters of Credit. If any Regulatory Change shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Agent or any Bank's obligation to make Advances to cover Unpaid Drawings, or (b) shall impose on any Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Agent or any Bank of issuing or maintaining any Letter of Credit or such Bank's obligation to make Advances to cover Unpaid Drawings, or reduce the amount of any sum received or receivable by the Agent or any Bank hereunder, then, upon demand (which demand shall be given by the Agent or Bank affected by such increased cost or reduction promptly after it determines such increased cost or reduction) to the Borrower by the Agent or such Bank, the Borrower shall pay to the Agent or such Bank the additional amount or amounts as will compensate the Agent or such Bank for such increased cost or reduction. If the Agent or a Bank fails to give such notice within 45 days after it obtains knowledge of such a Regulatory Change, the Agent or the Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that the Agent or the Bank does give such notice. A certificate of the Agent or a Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of manifest error. In determining such amount, the Agent or Bank shall use reasonable averaging and attribution methods. Failure on the part of the Agent or a Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any period shall not constitute a waiver of the Agent's or that Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent period (subject to the limitation contained in the third preceding sentence).

     Section 2.26 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrower does hereby so authorize each Bank) to, and shall, make a Revolving Loan (as a Reference Rate Advance) to the Borrower in an amount equal to such Bank's Revolving Percentage of the amount of the Unpaid Drawing. The Agent shall notify each Bank by 11:00 a.m. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next
Business Day. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 p.m. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 a.m., Minneapolis time, is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse itself for such Unpaid Drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.11 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in
Article III shall not have been satisfied, the Borrower shall pay to the Agent for the account of the Banks interest on the funds so advanced at the Default Rate beginning on the date of the advance if notice from the Agent is received within five Business Days, or otherwise on the date the Agent notifies the Borrower that the applicable conditions precedent in Article III have not been satisfied. If for any reason any Bank is unable to make a Revolving Loan to the Borrower to reimburse the Agent for an Unpaid Drawing, then such Bank shall immediately purchase from the Agent a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank's Revolving Percentage of the Unpaid Drawing (before deducting the amount of any Revolving Loans made by other Banks to reimburse the Agent for such Unpaid Drawing). In consideration of and in furtherance of the foregoing, each Bank hereby unconditionally and absolutely agrees to pay to the Agent, for the Agent's own account, such Bank's Revolving Percentage of each Unpaid Drawing (before deducting the amount of any Revolving Loans made by other Banks to reimburse the Agent for such Unpaid Drawing). The Agent shall promptly notify each Bank that is unable to make a Revolving Loan to reimburse the Agent for an Unpaid Drawing of that Bank's Revolving Percentage of such Unpaid Drawing. Each Bank shall pay to the Agent, not later than 2:00 P.M. (Minneapolis time) on the date it receives such notice, such Bank's Revolving Percentage of such Unpaid Drawing.

     Section 2.27 Letter of Credit Fees. The Borrower shall pay to the Agent for the account of the Banks, quarterly in arrears on the last day of each September, December, March and June, beginning September 30, 1998, a fee (a "Letter of Credit Fee") in an amount determined by applying the Applicable Letter of Credit Fee Percentage to the average daily outstanding face amount of each Letter of Credit during the period of three months ending on each payment date. In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent, for its own account, for each Letter of Credit issued (a) on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers, (b) on the last day of each September, December, March and June, a fronting fee determined by applying a per annum rate of one-tenth of one percent (0.10%) to the average daily outstanding face amount of such Letter of Credit during the period of three months ending on each payment date, and (c) on demand, all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

     2.28 Substitution of Bank. In the event the Borrower is required pursuant to Section 2.14, 2.16, 2.19 or 2.25 to pay any additional amount to any Bank, or any Bank provides notice to the Borrower that its obligation to make or continue Eurodollar Advances or convert Revolving Loans into Eurodollar Advances is superceded pursuant to Section 2.13 or 2.15, such Bank shall, if no Default or Event of Default has occurred and is continuing, upon the request of the Borrower to such Bank and the Agent, assign, pursuant to and in accordance with the provisions of Section 9.6, all of its rights and obligations under this Agreement and under the Notes to another Bank or a Transferee selected by the Borrower and reasonably satisfactory to the Agent, in consideration for (i) the payment by such assignee to the assigning Bank of the principal of, and interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Bank, (ii) the payment by the Borrower to the assigning Bank of any and all other amounts owing to such Bank under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Borrower's release of the assigning Bank from any further obligation or liability under this Agreement. Notwithstanding anything to the contrary in this Section 2.28, in no event shall the replacement of any Bank result in a decrease in the Aggregate Revolving Commitment Amount.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

     Section 3.1 Conditions of Initial Transaction. The making of the initial Revolving Loans and/or the issuing of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

          3.1(a) Documents. The Agent shall have received the following in sufficient counterparts (except for the Revolving Notes) for each Bank:

          (i) A Revolving Note drawn to the order of each Bank, executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

          (ii) The Pledge Agreement duly executed by an authorized officer (or officers) of the Borrower and dated the Closing Date, together with Uniform Commercial Code financing statements, in form and substance satisfactory to the Agent, covering the same.

          (iii)A copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Borrower Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (iv) An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Borrower Loan Documents and to request Revolving Loans and conversions and continuations of Advances hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (v) A copy of the Articles of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 10 days prior to the Closing Date.

          (vi) A certificate of good standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than 10 days prior to the Closing Date.

          (vii)A copy of the bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (viii) Such corporate, partnership and other organizational documents and certificates as the Agent may request with respect to the due organization, good standing, power and authority of any Subsidiary.

          (ix) A certificate dated the Closing Date of the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 3.2 (a) and 3.2 (b) below.

          (x) The Solvency Certificate, executed by the chief financial officer of the Borrower and dated the Closing Date.

          3.1(b) Opinion. The Borrower shall have requested Robert M. Mattison and Faegre & Benson, LLP, its counsel, to prepare written opinions, addressed to the Banks and dated the Closing Date, covering the matters set forth in Exhibit E hereto, and such opinions shall have been delivered to the Agent in sufficient counterparts for each Bank.

          3.1(c) Repurchase. The initial Revolving Loan and such other funds as the Borrower may have available for such purpose shall be disbursed, simultaneously with the making of the initial Revolving Loan, to effect the Repurchase.

          3.1(d) Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

          3.1(e) No Material Adverse Change. No material adverse change has occurred in the business, operations, property, assets, prospects or conditions, financial or otherwise of the Borrower, or the loan syndication market or the capital markets generally, since the date of the most recent financial statements of the Borrower delivered to the Banks prior to the date hereof.

          3.1(f) Other Matters. All corporate and legal proceedings relating to the Borrower and the Subsidiaries and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent's special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

          3.1(g) Fees and Expenses. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2, to the extent the Borrower has received a bill therefor.

     Section 3.2 Conditions Precedent to all Revolving Loans and Letters of Credit. The obligation of the Banks to make any Revolving Loans hereunder (including the initial Revolving Loans), and the obligation of the Agent to issue any Letter of Credit (including the initial Letter of Credit), shall be subject to the fulfillment of the following conditions:

          3.2(a)   Representations  and  Warranties.   The  representations  and
     warranties contained in Article IV shall be true and correct in all material respects on and as of the Closing Date (other than the representation and warranty set forth in the last sentence of Section 4.5), on the date of each Revolving Loan or on the date each Letter of Credit is to be issued, with the same force and effect as if made on such date, except with respect to representations and warranties which by their terms speak as of an earlier date.

          3.2(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date, and on the date of each Revolving Loan, or on the date a Letter of Credit is issued, or will exist after giving effect to the Revolving Loans made or Letters of Credit issued on such date.

          3.2(c) Notices and Requests. The Agent shall have received the Borrower's request for such Loans as required under Section 2.2 or request for the issuance of Letters of Credit under Section 2.21, and all statements in such request are true and correct.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     To induce the Banks to enter into this Agreement and to make Revolving Loans hereunder, and to induce the Agent to issue Letters of Credit hereunder, the Borrower represents and warrants to the Banks:

     Section 4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and the Pledge Agreement, to issue the Revolving Notes and to perform its obligations under the Borrower Loan Documents. Each Subsidiary is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, and (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower or such Subsidiary to any liability, which in either case would be material to the Borrower and the Subsidiaries taken as a whole.

     Section 4.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Revolving Notes and other Borrower Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

     Section 4.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower,
(b) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any material indenture, loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

     Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents.

     Section 4.5 Financial Statements and Condition. The Borrower's audited consolidated financial statements as at December 26, 1997 and its unaudited financial statements as at March 27, 1998, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 26, 1997, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

     Section 4.6 Litigation. Except as set forth on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents.

     Section 4.7  Environmental,  Health and Safety Laws. Except as set forth on
Schedule 4.7, there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Except as set forth on Schedule 4.7, neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. Except as set out in Schedule 4.7, the Borrower does not have knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

     Section 4.8 ERISA. Each Plan is in compliance with all applicable requirements of ERISA and the Code and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except where any such failure to comply and all such failures taken together would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

     Section 4.9 Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

     Section 4.10 Title to Property; Leases; Liens; Subordination. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.13. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

     Section 4.11 Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

     Section 4.12 Trademarks, Patents. Except as set forth on Schedule 4.12, each of the Borrower and the Subsidiaries possesses or has the right to use all material patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, all without known conflict with the rights of others.

     Section 4.13 Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or its Subsidiaries, taken as a whole, or on the ability of the Borrower or any Subsidiary to carry out its obligations under any Loan Document.

     Section 4.14 Force Majeure. Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

     Section  4.15  Investment   Company  Act.  Neither  the  Borrower  nor  any
Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.16 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.17 Retirement Benefits. Except as set forth on Schedule 4.17 and except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

     Section 4.18 Subsidiaries Schedule 4.18 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. Each such Subsidiary is a Foreign Subsidiary.

     Section 4.19 Solvency. As of the Closing Date, the Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature and the Borrower and the Subsidiaries own property the fair saleable value of which, on a going concern basis, is greater than the amount required to pay the Borrower's and the Subsidiaries' Indebtedness. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Borrower, any Subsidiary or any Affiliate. On the Closing Date, after giving effect to the transactions contemplated hereunder, the representations and conclusions set out in the Solvency Certificate are true and correct. The Solvency Certificate does not omit to state any material fact necessary to make the statements contained therein not misleading.

     Section 4.20 Millennium Compliance. The Borrower has reviewed and assessed its business operations and computer systems and made inquiry of the Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, that computer applications and equipment may not be able to properly perform date-sensitive functions before, during and after January 1, 2000) and, based on that review and inquiry, the Borrower has no reason to believe that the year 2000 problem will result in a material adverse change in the business condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole, or in the Borrower's ability to repay the Banks. This representation will be a continuing representation for the remainder of the term of this Agreement.


     Section 4.21 Full Disclosure. Subject to the following sentence, the information furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement including, without limitation, the financial statements referred to in Section 4.5 hereof, taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

     Until any obligation of the Banks hereunder to make the Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated, the Revolving Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit have expired, unless the Majority Banks shall otherwise consent in writing:

     Section 5.1 Financial Statements and Reports. The Borrower will furnish to the Banks:

          5.1(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

          5.1(b) Together with the audited financial  statements  required under
     Section 5.1 (a), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

          5.1(c) As soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income, cash flow and changes in stockholders' equity for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and the Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments).

          5.1(d) As soon as practicable and in any event within 45 days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto Exhibit F, signed by the chief financial officer of the Borrower, demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with these Sections: 6.15, 6.16, and 6.17, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

          5.1(e) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

          5.1(f) Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          5.1(g) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

          5.1(h) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

     Section 5.2 Corporate Existence. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of the Borrower or any Subsidiary allowed under Section 6.1.

     Section 5.3 Insurance. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

     Section 5.4 Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

     Section 5.5 Inspection. The Borrower shall permit any Person designated by the Agent or any Bank to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the requesting Bank may designate. So long as no Event of Default exists, the Agent or Bank making such visits, inspections and examinations shall pay its own expenses, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

     Section 5.6 Maintenance of Properties. The Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     Section 5.7 Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

     Section 5.8 Compliance. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

     Section 5.9 Notice of Litigation. The Borrower will give prompt written notice to the Agent of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

     Section 5.10 ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $500,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $500,000 or
(c) fail to make any payments in an aggregate amount exceeding $500,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

     Section 5.11 Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

     Section 5.12 Further Assurances. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or the Majority Banks, the Borrower also shall provide such other instruments as the Agent or the Majority Banks may reasonable require from time to time in order:
(a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Banks the rights granted now or hereafter intended to be granted to the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Agent for the benefit of the Banks in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Banks evidence satisfactory to the Agent of every such recording, filing or registration.

     Section 5.13 Millennium Compliance. The Borrower agrees to take all actions reasonably necessary to ensure that the representation and warranty set forth in
Section 4.20 remains true at all times, and the Borrower agrees to promptly notify the Banks if, at any time during the term of this Agreement, the Borrower becomes aware of facts or circumstances such that the representation and warranty set forth in Section 4.20 would or might be untrue if made on such date or this covenant has been or may be breached. The Borrower will promptly deliver to the Banks such information relating to the representation and warranty set forth in Section 4.20 and this covenant as any Bank requests from time to time, including, without limitation, any information pertaining to the review and assessment described in Section 4.20.

     Section 5.14 Share Certificates. On or before August 2, 1998, the Borrower shall deliver to the Agent certificates evidencing sixty-five per cent (65%) of each class of the stock of each Subsidiary listed in Schedule 4.18, to the extent such certificates exist and such delivery (a) is legally permissible and
(b) will not otherwise have a material adverse tax consequence to the Borrower.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

     Until any obligation of the Banks hereunder to make the Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated, the Revolving Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit have expired, unless the Majority Banks shall otherwise consent in writing:

     Section 6.1 Merger. The Borrower will not, and not allow any Subsidiary to, merge or consolidate into or with any other Person, except that (a) any Subsidiary may merge or consolidate with another Subsidiary or with the Borrower provided that, if the merger is with the Borrower, the Borrower shall be the continuing or surviving corporation, and with a Person that is not the Borrower or a Subsidiary, provided that the continuing or surviving corporation shall be a Subsidiary or the disposition of the assets of such Subsidiary would be permitted pursuant to Section 6.2(f), and (b) the Borrower may merge or consolidate with, or sell substantially all of its assets to, another corporation if (i) such other corporation is organized under the laws of any state of the United States, (ii) such other corporation assumes in a writing satisfactory to the Banks all of the obligations of the Borrower under the Loan Documents, (iii) no Event of Default exists or would exist immediately after any such proposed merger, consolidation or sale, and (iv) no Change of Control will occur as a result of such proposed merger, consolidation or sale.

     Section 6.2 Disposition of Assets. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          6.2(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          6.2(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

          6.2(c) the sale of assets by a Subsidiary to another Subsidiary or to the Borrower;

          6.2(d) the endorsement of accounts receivable by Graco KK in the ordinary course of its business;

          6.2(e) sales by the Borrower of substantially all of its assets permitted pursuant to Section 6.1; and

          6.2(f) other dispositions of property (including mergers and consolidations involving a Subsidiary if the continuing or surviving corporation is not a Subsidiary) during the term of this Agreement the total sale price of which shall not exceed $25,000,000 in the aggregate for all such transactions combined.

     Section 6.3 Plans. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets.

     Section 6.4 Change in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.

     Section 6.5 Subsidiaries. After the date of this Agreement, the Borrower will not, and will not permit any Subsidiary to, form or acquire any corporation which would thereby become a Subsidiary; provided, that the Borrower may form or acquire additional Subsidiaries as long as (A) all of the issued and outstanding shares of each class of capital stock, partnership interests in or other ownership interests in each such Subsidiary is owned, directly or indirectly, by the Borrower (except for directors' qualifying shares, shares or other ownership interests issued to satisfy local ownership requirements and shares or other ownership interests issued for similar legal purposes), and (B) each Domestic Subsidiary shall have executed and delivered to the Agent a Guaranty, together with such certificates and opinions as the Agent may reasonably request in connection therewith, and sixty-five percent (65%) of the shares of each Foreign Subsidiary shall have been pledged to the Agent for the benefit of the Banks pursuant to the Pledge Agreement.

     Section 6.6 Negative Pledges; Subsidiary Restrictions. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary (provided that Capitalized Leases and purchase money obligations which impose restrictions on the ability of the Borrower or its Subsidiaries to grant Liens on the assets subject to such Capitalized Leases or purchase money obligations, lines of credit obtained by a Foreign Subsidiary that impose restrictions on the ability of such Foreign Subsidiary to grant Liens on its assets, and agreements governing Indebtedness permitted solely pursuant to Section 6.12(h) shall not be deemed to violate this section), or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Banks. The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary's capital stock or (b) make loans or other cash payments to the Borrower.

     Section 6.7 Restricted Payments. The Borrower will not make any Restricted Payments except for the Repurchase, unless both before and after giving effect thereto, no Default or Event of Default will have occurred and be continuing.

     Section 6.8 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided that transactions between or among the Borrower and its Domestic Subsidiaries shall not be subject to this
Section 6.8.

     Section 6.9 Accounting Changes. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary; provided that any Subsidiary may change its fiscal year to a fiscal year that is identical to that of the Borrower.

     Section 6.10 Subordinated Debt. The Borrower will not, and will not permit any Subsidiary to (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

     Section 6.11 Investments. The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

          6.11(a) Investments existing on the date of this Agreement as set forth on Schedule 6.11(a) hereto.

          6.11(b) Travel advances to management personnel and employees in the ordinary course of business.

          6.11(c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

          6.11(d) Certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $50,000,000, and (ii) an investment grade credit rating with respect to its senior unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent.

          6.11(e) Eurocurrency deposits in banks having capital and surplus in excess of $100,000,000 in the aggregate.

          6.11(f) Money market mutual funds which are readily redeemable.

          6.11(g) Forward exchange contracts for foreign currencies purchased by the Borrower and its Subsidiaries to hedge risks arising in the ordinary course of their businesses. 6.11(h) Commercial paper given one of the highest two ratings by a nationally recognized rating service.

          6.11(i)  Repurchase   agreements  relating  to  securities  issued  or
     guaranteed as to principal and interest by the United States of America.

          6.11(j) Other readily marketable Investments in debt securities which are reasonably acceptable to the Agent.

          6.11(k) Investments in Subsidiaries, to the extent the capitalization, formation or acquisition of any such Subsidiary is not otherwise prohibited by the terms of this Agreement.

          6.11(l) Any other Investment if the aggregate consideration therefor does not exceed $1,000,000.

     Any Investments under clauses (c), (d), (h) or (i) above must mature within one year of the acquisition thereof by the Borrower or a Subsidiary.

     Section 6.12 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

          6.12(a) The Obligations.

          6.12(b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.12(b) hereto, and any extension or refinancing thereof; provided that any such extension or refinancing does not increase the amount of the Indebtedness so extended or refinanced.

          6.12(c) Intercompany indebtedness among the Borrower and its Domestic Subsidiaries; and guaranties by the Borrower of any permitted Indebtedness of its Subsidiaries.

          6.12(d) Interest rate swap, cap or option agreements, pursuant to which the Borrower or any of its Subsidiaries hedges interest rate risk with respect to any of its Indebtedness which bears interest at a floating rate, provided that the provider of such swap, cap or option agreement is one of the Banks or another provider reasonably acceptable to the Agent.

          6.12(e) Indebtedness secured by Liens permitted under Section 6.13(i) hereof.

          6.12 (f) Indebtedness incurred by Foreign Subsidiaries under working capital lines of credit in an amount not greater than 140% of the amount available under such lines on the Closing Date (which lines of credit are disclosed in Schedule 6.12(b)).

          6.12 (g) Indebtedness of Foreign Subsidiaries to the Borrower or a Domestic Subsidiary in an amount not to exceed $10,000,000 in the aggregate.

          6.12  (h)  Other   Indebtedness  not  to  exceed  $10,000,000  in  the
     aggregate.

     Section 6.13 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:

          6.13(a) Liens granted to the Agent and the Banks under the Pledge Agreement to secure the Obligations.

          6.13(b) Liens  existing on the date of this Agreement and disclosed on
     Schedule 6.13 (b) hereto.

          6.13(c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.

          6.13(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          6.13(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          6.13(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

          6.13(g) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

          6.13(h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlords Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.

          6.13(i) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided that such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

          6.13(j) Liens on the property of a Subsidiary to secure Indebtedness of such Subsidiary to the Borrower or another Subsidiary.

     Section 6.14 Contingent Liabilities. The Borrower will not, and will not permit any Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and described on Schedule 6.14.

     Section 6.15 Tangible Net Worth. The Borrower will not permit its Tangible Net Worth at any time to be less than (i) for each fiscal year of the Borrower ending after June 30, 1998, fifty percent of the Borrower's consolidated net income for such fiscal year or, in the case of the Borrower's fiscal year ending December 31, 1998, for the period from July 1, 1998 through December 31, 1998, if positive, plus (ii) one hundred percent of the amount added to the net worth of the Borrower as a result of the issuance and sale by the Borrower of additional shares of its capital stock after June 30, 1998, minus (iii) $25,000,000.

     Section 6.16 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be less than 1.35 to 1.0.

     Section 6.17 Cash Flow Leverage Ratio. The Borrower will not permit the Cash Flow Leverage Ratio, as of the last day of any fiscal quarter, to be more than 2.5 to 1.0.

     Section 6.18 Loan Proceeds. The Borrower will not, and will not permit any Subsidiary to, use any part of the proceeds of any Revolving Loans directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

     Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

          7.1(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Revolving Note or any other Obligation required to be paid to the Agent or any Bank pursuant to this Agreement.

          7.1(b) Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

          7.1(c) The Borrower shall fail to comply with Sections 5.2 or 5.3 hereof or any Section of Article VI hereof.

          7.1(d) The Borrower or any Subsidiary shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

          7.1(e) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

          7.1(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

          7.1(g) Any  dissolution  or  liquidation  proceeding  not permitted by
     Section 6.1 shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 45 days undismissed.

          7.1(h) A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against the Borrower and the Subsidiaries and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

          7.1(i) The  maturity  of any  material  Indebtedness  of the  Borrower
     (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed "material" if it exceeds $1,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.

          7.1(j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower and its Subsidiaries, taken as a whole, shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

          7.1(k) The Pledge Agreement or any Guaranty shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Subsidiary, or the Agent shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described in the Pledge Agreement, other than by action or inaction of the Agent or the Banks and other than as a result of a merger or sale permitted by Section 6.01 or 6.02.

     Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower, the Revolving Commitments shall automatically terminate and the Revolving Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Revolving Commitments terminated, whereupon the Revolving Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Revolving Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Revolving Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding; and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause
(a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

     Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank and the Agent to set off any Obligations (whether owing to the Agent or a Bank) against all amounts in the Holding Account. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.

                                  ARTICLE VIII

                                    THE AGENT

     The following provisions shall govern the relationship of the Agent with the Banks.

     Section 8.1 Appointment and Authorization. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

     Section 8.2 Note Holders. The Agent may treat the payee of any Revolving Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

     Section 8.3 Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     Section 8.4 Loan Documents. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     Section 8.5 U.S. Bank and Affiliates. With respect to its Revolving Commitment and the Revolving Loan made by it, U.S. Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and U.S. Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

     Section 8.6 Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Revolving Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

     Section 8.7 Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

     Section 8.8 Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

     Section 8.9 Indemnification. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's share of the aggregate Revolving Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

     Section 8.10 Payments and Collections. All funds received by the Agent in respect of any payments made by the Borrower on the Revolving Notes or Revolving Commitment Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Revolving Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral or on any Guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for application on the Revolving Notes; and (c) last to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees and other Obligations owing by the Borrower hereunder.

     Section 8.11 Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Revolving Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Revolving Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Revolving Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

     Section 8.12 Advice to Banks. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

     Section 8.13 Resignation. If at any time U.S. Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent; provided that, with respect to any successor Agent appointed prior to the occurrence of an Event of Default, such successor Agent is consented to by the Borrower (which consent will not be unreasonably withheld).

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

          9.1(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time for payment, of the principal thereof, or modify any of the provisions of any Revolving Note with respect to the payment or repayment thereof, without the consent of the holder of each Revolving Note so affected; or

          9.1(b) Increase the amount or extend the time of any Revolving Commitment of any Bank, or postpone any scheduled reduction of the Aggregate Revolving Commitment Amounts pursuant to Section 2.8(a)(i), without the consent of such Bank; or

          9.1(c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

          9.1(d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or

          9.1(e) Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

          9.1(f) Amend any of the foregoing Sections 9.1 (a) through (e) or this
     Section 9.1 (f) without the consent of all the Banks; or

          9.1(g) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent.

          9.1(h) Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Agent.

     Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

     Section 9.3 Waivers, etc. No failure on the part of the Agent or the holder of a Revolving Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

     Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

     Section 9.5 Taxes. The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Revolving Notes, which obligation of the Borrower shall survive the termination of this Agreement.

     Section 9.6 Binding Effect; Assignments and Participations.

          (a) Whenever in this Agreement or any other Loan Agreement any of the parties hereto or thereto is referred to, such reference shall be deemed to refer to the successors and any permitted assigns of such party and this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each party hereto and the respective successors and assigns of each of them, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Loan Document without the prior written consent of all of the Banks.

          (b) Any Bank may (i) with the prior written consent (except in the case of an assignment by any Bank to an Affiliate of such Bank or to another Bank) of the Agent and, prior to the occurrence of an Event of Default, the Borrower, which consent shall not be unreasonably withheld, assign its rights and delegate its obligations under this Agreement and any other Loan Document, including, without limitation, all or any portion of its Revolving Commitment, its Revolving Note, its Revolving Loans and any other Obligation owned by it, to one or more banks, financial institutions or other Person generally engaged in the business of making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, provided, that the aggregate amount of the Revolving Commitment which is the subject of the assignment shall be $10,000,000 or an integral multiple of $10,000,000 in excess thereof, except (I) in the case of an assignment by one Bank to another Bank, in which case the aggregate amount of the Commitment which is the subject of the assignment shall be $1,000,000 or an integral multiple of
               $1,000,000 in excess thereof, and (II) in the case of the assignment by any Bank of its Commitment in full, and provided, that following any such assignment, the transferring Bank shall continue to hold a Commitment in an aggregate amount not less than $10,000,000, unless it has assigned its Commitment in full, and (ii) sell participations therein to one or more banks, financial institutions or other persons generally engaged in the business and making, purchasing or otherwise investing in commercial loans. Any such assignee under clause (i) of the preceding sentence, to the extent of such assignment (unless otherwise provided therein), shall have all the rights and obligations of a Bank hereunder and the assigning Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment. Upon any assignment and delegation as contemplated in clause (i) of the second preceding sentence,
               (A) the Agent shall revise Schedule 1.1(a) to reflect such assignment and delegation and distribute such revised Schedule 1.1(a) to the Borrower and the Banks, (B) the Borrower shall, at the request of either the assignor or assignee Bank, execute and deliver new Revolving Notes to the assignor Bank (if it retains a Revolving Commitment following such assignment) and the assignee Bank, in the principal amount of their respective Revolving Commitments, and (C) the assignor Bank shall pay to the Agent an assignment fee in the amount of $3,500. Upon the delivery of such new Revolving Notes, the assignor Bank shall return to the Borrower its Revolving Note in effect prior to such assignment and delegation. Notwithstanding the sale of any such participation under clause (ii) of the fifth preceding sentence,
               (x) no such participant shall be deemed to be or have the rights and obligations of a Bank hereunder except that any such participant shall have a right of setoff under Section 7.3 as if it were a Bank and the amount of its participation were owing directly to such participant by the Borrower obligated thereon and (y) each Bank, in connection with selling any such participation, shall not condition its rights in connection with consenting to amendments or granting waivers concerning any matter under any Loan Document upon obtaining the consent of such participant other than on matters relating to (1) any reduction in the amount of any principal of, or the amount of or rate of interest or fee in connection with, its Revolving Commitment or any Obligation, or (2) any extension of the termination of its Revolving Commitment or the maturity of any principal of or interest on any Obligation.

     Section 9.7 Confidentiality of Information. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Revolving Notes, the Guaranties and the Pledge Agreement or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section (provided that such assignees, participants and prospective assignees and participants have agreed to be bound by the provisions of this Section 9.7 as if they were a "Bank"), and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of such Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

     Section 9.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE REVOLVING NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

     Section 9.9 Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE
ACCOMPLISHED   UNDER  APPLICABLE  LAW,  TO  HAVE  SUCH  CASE  DISMISSED  WITHOUT
PREJUDICE.

     Section 9.10 Waiver of Jury Trial. EACH OF THE BORROWER , THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     Section 9.11 Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Revolving Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Revolving Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitments.

     Section 9.12 Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

          (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

          (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

     Section 9.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

     Section 9.14 Entire Agreement. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

     Section 9.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     Section 9.16 Borrower  Acknowledgments.  The Borrower  hereby  acknowledges
Section 9.16 Borrower Acknowledgments. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                              GRACO INC.


                               By
                               Title

Address for Borrower:
4050 Olson Memorial Highway
Golden Valley, Minnesota 55422



                               U.S. BANK NATIONAL ASSOCIATION,
                               In its individual corporate capacity and as Agent


                                By
                                Title

Address:
601 Second Avenue South
Minneapolis, MN 55402-4302
Attention: Michael S. Harter  MPFP0607

                              BANK OF AMERICA NATIONAL
                                 TRUST AND SAVINGS ASSOCIATION


                               By
                               Title

Address:
231 South LaSalle
Mail Station 231-0602
Chicago, IL 60697


                              THE NORTHERN TRUST COMPANY


                               By
                               Title

Address:
Middle Market Group
50 South LaSalle Street
Chicago, IL 60675


                              THE BANK OF NEW YORK


                                By
                                Title
Address:
Commercial Banking
One Wall Street
New York, NY 10286


                               NBD BANK


                               By
                               Title
Address:
Midwest Banking
611 Woodward Avenue
Detroit, MI 48226


                               NORWEST BANK MINNESOTA,
                                 NATIONAL ASSOCIATION


                                    By
                                    Title
Address:
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479


                               BANK OF TOKYO-MITSUBISHI, LTD.


                                By
                                Title
Address:
5100 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402


                               WACHOVIA BANK, N.A.


                                By
                                Title
Address:
Atlanta Branch
191 Peachtree Street, N.E.
Atlanta, GA 30303


                               FUJI BANK, LIMITED


                                By
                                Title
Address:
U.S. Corporate Banking
225 West Wacker Drive 2000
Suite 2000
Chicago, IL 60606

                               ABN AMRO BANK N.V.


                                By
                                Title


                                By
                                Title
Address:
4100 U.S. Bank Place
601 Second Avenue South
Minneapolis, MN 55402

with a copy to:
135 South LaSalle Street
Suite 2805
Chicago, IL 60603

                                                                       EXHIBIT A
                                     FORM OF
                                    GUARANTY



     THIS GUARANTY, dated as of ____________________ is made and given by _____________________________, a ___________________ (the "Guarantor"), in favor of the Banks from time to time party to the Credit Agreement dated as of July 2 , 1998 (as the same may hereafter be amended, supplemented, restated, or otherwise modified from time to time, the "Credit Agreement"), by and between Graco Inc., a Minnesota corporation (the "Borrower"), such Banks and U.S. Bank National Association, as agent for such Banks (in such capacity, the "Agent").

                                    RECITALS

     A. The Borrower, the Banks and the Agent have entered into the Credit Agreement pursuant to which the Banks have agreed to extend to the Borrower a revolving credit facility.

     B. It is a condition precedent to the obligation of the Banks to extend credit accommodations pursuant to the terms of the Credit Agreement that this Guaranty be executed and delivered by the Guarantor.

     C. The Borrower owns, directly or indirectly, all of the issued and outstanding capital stock of the Guarantor, and intends to use a portion of the credit accommodations extended by the Banks under the Credit Agreement to finance the Guarantor's business.

     D. The Guarantor expects to derive benefits from the extension of credit accommodations to the Borrower by the Banks and finds it advantageous, desirable and in its best interests to execute and deliver this Guaranty to the Banks.

     NOW, THEREFORE, In consideration of the credit accommodations to be extended to the Borrower and for other good and valuable consideration, the Guarantor hereby covenants and agrees with the Banks as follows:

     Section 1. Defined Terms. As used in this Guaranty, the following terms shall have the meaning indicated:

     "Obligations" shall mean (a) all indebtedness, liabilities and obligations of the Borrower to the Banks or the Agent of every kind, nature or description under the Credit Agreement, including the Borrower's obligation on any promissory note or notes under the Credit Agreement and any note or notes hereafter issued in substitution or replacement thereof, in all cases whether due or to become due, and whether now existing or hereafter arising or incurred.

     "Person" shall mean any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     Section 2. The Guaranty. Subject to the following Section, the Guarantor hereby absolutely and unconditionally guarantees to the Agent and the Banks the payment when due (whether at a stated maturity or earlier by reason of acceleration or otherwise) and performance of the Obligations.

     Section 3. Limitation; Insolvency Laws. Notwithstanding any other provision hereof, the obligation of the Guarantor on this Guaranty is limited to the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors without this Guaranty being held to be avoidable or unenforceable. The Guarantor acknowledges and agrees that Obligations may be created and continued in any amount, without affecting or impairing the liability of the Guarantor hereunder, and the Banks may pay (or allow for the payment of) Obligations out of any sums received by or available to the Banks on account of Obligations from the Borrower or any other Person (except the Guarantor), from the properties of the Borrower or such other Persons, out of collateral security or from any other source and such payment (or allowance) shall not reduce, affect or impair the liability of the Guarantor hereunder. The liability of the Guarantor shall be a continuing liability and shall not be affected by (nor shall anything herein contained be deemed a limitation upon) the amount of credit which may be extended to the Borrower, the number of transactions with the Borrower, repayments by the Borrower, or the allocation by the Banks of repayments by the Borrower, it being the understanding of the Guarantor that the Guarantor's liability shall continue hereunder so long as there are any Obligations outstanding and until the expiration of the obligations, if any, of the Bank to extend credit accommodations to the Borrower. Any payment made by the Guarantor hereunder shall be effective to reduce or discharge such liability only if accompanied by a written transmittal document, received by the Agent, advising the Banks that such payment is made under this Guaranty for such purpose. To the extent that any payment to, or realization by, the Banks on the guaranteed Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Guaranty as limited shall in all events remain in full force and effect and be fully enforceable against the Guarantor. This
Section is intended solely to preserve the rights of the Banks hereunder against the Guarantor and neither the Guarantor, the Borrower, any other guarantor of the Obligations nor any Person shall have any right, claim or defense under this Section that would not otherwise be available under applicable insolvency laws.

     Section 4. Continuing Guaranty. This Guaranty is an absolute, unconditional and continuing guaranty of payment and performance of the Obligations, and the obligations of the Guarantor hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations. No notice of the Obligations to which this Guaranty may apply, or of any renewal or extension thereof need be given to the Guarantor and none of the foregoing acts shall release the Guarantor from liability hereunder. The Guarantor hereby expressly waives (a) demand of payment, presentment, protest, notice of dishonor, nonpayment or nonperformance on any and all forms of the Obligations;
(b) notice of acceptance of this Guaranty and notice of any liability to which it may apply; (c) all other notices and demands of any kind and description relating to the Obligations now or hereafter provided for by any agreement, statute, law, rule or regulation; and (d) any and all defenses of the Borrower pertaining to the Obligations except for the defense of discharge by payment. The Guarantor shall not be exonerated with respect to the Guarantor's liabilities under this Guaranty by any act or thing except irrevocable payment and performance of the Obligations, it being the purpose and intent of this Guaranty that the Obligations constitute the direct and primary obligations of the Guarantor and that the covenants, agreements and all obligations of the Guarantor hereunder be absolute, unconditional and irrevocable. The Guarantor shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of the Borrower or any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise. The acceptance of this Guaranty by the Banks is not intended and does not release any liability previously existing of any guarantor or surety of any indebtedness of the Borrower to the Banks.

     Section 5. Other Transactions. The Agent and the Banks are expressly authorized (a) to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrower or by any other Person, or to forward or deliver any or all such collateral and security directly to the Borrower for collection and remittance or for credit, or to collect the same in any other manner without notice to the Guarantor; and (b) to amend, modify, extend or supplement the Credit Agreement, any note or other instrument evidencing the Obligations or any part thereof and any other agreement with respect to the Obligations, waive compliance by the Borrower or any other Person with the respective terms thereof and settle or compromise any of the Obligations without notice to the Guarantor and without in any manner affecting the absolute liabilities of the Guarantor hereunder. No invalidity, irregularity or unenforceability of all or any part of the Obligations or of any security therefor or other recourse with respect thereto shall affect, impair or be a defense to this Guaranty. The liabilities of the Guarantor hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of the Agent or any Bank to realize upon any of the Obligations of the Borrower to the Agent or such Bank, or upon any collateral or security for any or all of the Obligations, nor by the taking by the Agent or any Bank of (or the failure to take) any other guaranty or guaranties to secure the Obligations, nor by the taking by the Agent or any Bank of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of the Agent or any Bank, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of the Guarantor, shall affect or impair the obligations of the Guarantor hereunder. The Guarantor acknowledges that this Guaranty is in effect and binding without reference to whether this Guaranty is signed by any other Person or Persons, that possession of this Guaranty by the Agent shall be conclusive evidence of due delivery hereof by the Guarantor and that this Guaranty shall continue in full force and effect, both as to the Obligations then existing and/or thereafter created, notwithstanding the release of or extension of time to any other guarantor of the Obligations or any part thereof.

     Section 6. Actions Not Required. The Guarantor hereby waives any and all right to cause a marshalling of the assets of the Borrower or any other action by any court or other governmental body with respect thereto or to cause the Agent or any Bank to proceed against any security for the Obligations or any other recourse which the Agent or any Bank may have with respect thereto and further waives any and all requirements that the Agent or any Bank institute any action or proceeding at law or in equity, or obtain any judgment, against the Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, the Guarantor upon this Guaranty. The Guarantor further acknowledges that time is of the essence with respect to the Guarantor's obligations under this Guaranty. Any remedy or right hereby granted which shall be found to be unenforceable as to any Person or under any circumstance, for any reason, shall in no way limit or prevent the enforcement of such remedy or right as to any other Person or circumstance, nor shall such unenforceability limit or prevent enforcement of any other remedy or right hereby granted.

     Section 7. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any setoff or application of funds of the Guarantor by the Agent or any Bank, the Guarantor shall not be entitled to be subrogated to any of the rights of the Agent or any Bank against the Borrowers or any other guarantor or any collateral security or guaranty or right of offset held by the Agent or any Bank for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from either of the Borrower or any other guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Agent and the Banks by the Borrower on account of the Obligations are irrevocably paid in full and until the expiration of the obligations, if any, of the Bank to extend credit accommodations to the Borrower. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by the Guarantor in trust for the Banks, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent and the Banks may determine.

     Section 8. Application of Payments. Any and all payments upon the Obligations made by the Guarantor or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Agent and the Banks on such items of the Obligations as they may elect.

     Section 9. Recovery of Payment. If any payment received by the Agent or any Bank and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Borrower or any other obligor), the Obligations to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such Obligations as fully as if such application had never been made. References in this Guaranty to amounts "irrevocably paid" or to "irrevocable payment" refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

     Section 10. Borrower's Financial Condition. The Guarantor is familiar with the financial condition of the Borrower, and the Guarantor has executed and delivered this Guaranty based on the Guarantor's own judgment and not in reliance upon any statement or representation of the Agent or any Bank. Neither the Agent nor any Bank shall have any obligation to provide the Guarantor with any advice whatsoever or to inform the Guarantor at any time of the actions, evaluations or conclusions of the Agent or any Bank on the financial condition or any other matter concerning the Borrower.

     Section 11. Remedies. All remedies afforded to the Agent or any Bank by reason of this Guaranty are separate and cumulative remedies and it is agreed that no one of such remedies, whether or not exercised by the Agent or any Bank, shall be deemed to be in exclusion of any of the other remedies available to the Agent or any Bank and no one of such remedies shall in any way limit or prejudice any other legal or equitable remedy which the Agent or any Bank may have hereunder and with respect to the Obligations. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Agent or any Bank.

     Section 12. Bankruptcy of the Borrower. The Guarantor expressly agrees that the liabilities and obligations of the Guarantor under this Guaranty shall not in any way be impaired or otherwise affected by the institution by or against the Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of the Guarantor under this Guaranty, and that upon the institution of any of the above actions, such obligations shall be enforceable against the Guarantor.

     Section 13. Costs and Expenses. The Guarantor will pay or reimburse the Agent or any Bank on demand for all out-of-pocket expenses (including in each case all reasonable fees and expenses of counsel) incurred by the Agent or any Bank arising out of or in connection with the enforcement of this Guaranty against the Guarantor or arising out of or in connection with any failure of the Guarantor to fully and timely perform the obligations of the Guarantor hereunder.

     Section 14. Waivers and Amendments. This Guaranty can be waived, modified, amended, terminated or discharged only explicitly in a writing signed by the Agent, on behalf of the Banks. A waiver so signed shall be effective only in the specific instance and for the specific purpose given.

     Section 15. Notices. Any notice or other communication to any party in connection with this Guaranty shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at (i) in the case of the Guarantor, the address specified on the signature page hereof, and (ii) in the case of the Agent or any Bank, the address specified on the signature pages of the Credit Agreement, or at such other address as such party shall have specified in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

     Section 16. Guarantor Acknowledgments. The Guarantor hereby acknowledges that (a) counsel has advised the Guarantor in the negotiation, execution and delivery of this Guaranty, (b) neither the Agent nor any Bank has any fiduciary relationship to the Guarantor, the relationship being solely that of debtor and creditor, and (c) no joint venture exists between the Guarantor and the Agent and the Banks.

     Section 17. Representations and Warranties. The Guarantor hereby represents and warrants to the Agent and the Banks that:

          17(a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its properties and to conduct the business in which it is currently engaged.

          17(b) It has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty and has taken all necessary corporate action to authorize such execution, delivery and performance.

          17(c) This Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          17(d) The execution, delivery and performance of this Guaranty will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to it, (ii) violate or contravene any provision of its organizational documents, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or any of its properties may be bound or result in the creation of any lien thereunder. It is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on its business, operations, properties, assets or condition (financial or otherwise).

          17(e) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on its part to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Guaranty.

          17(f) There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to it, would have a material adverse effect on its business, operations, property or condition (financial or otherwise) or on its ability to perform its obligations hereunder.

          17(g) It expects to derive benefits from the transactions resulting in the creation of the Obligations. The Agent and the Banks may rely conclusively on the continuing warranty, hereby made, that the Guarantor continues to be benefitted by the Banks' extension of credit accommodations to the Borrower and neither the Agent nor any Bank shall have any duty to inquire into or confirm the receipt of any such benefits, and this Guaranty shall be effective and enforceable by the Agent and the Banks without regard to the receipt, nature or value of any such benefits.

     Section 18. Continuing Guaranty; Assignments under Credit Agreement. This Guaranty shall (a) remain in full force and effect until irrevocable payment in full of the Obligations and the expiration of the obligations, if any, of the Bank to extend credit accommodations to the Borrower, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Agent, the Banks and their respective successors, transferees, and assigns. Without limiting the generality of the foregoing clause (c), any Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Persons to the extent and in the manner provided in the Credit Agreement and may similarly transfer all or any portion of its rights under this Guaranty to such Persons.

     Section 19. Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Guaranty and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Guaranty or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty or any other statement, instrument or transaction contemplated hereby or relating hereto.

     Section 20. Consent to Jurisdiction. THIS GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE GUARANTOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     Section 21. Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     Section 22. General. All representations and warranties contained in this Guaranty or in any other agreement between the Guarantor and the Agent or any Bank shall survive the execution, delivery and performance of this Guaranty and the creation and payment of the Obligations. Captions in this Guaranty are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Guaranty.

     IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the date first above written.

                                       GUARANTOR:




                                       By

                                       Title


                                       Address:


                                       Attention:

                                                                       EXHIBIT B



                                     FORM OF
                                PLEDGE AGREEMENT


     THIS PLEDGE AGREEMENT, dated as of July 2, 1998, is made and given by GRACO INC., a Minnesota corporation (the "Pledgor"), to U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent (in such capacity, the "Agent") for the Banks from time to time party to the "Credit Agreement" (as defined below).

                                    RECITALS

     A. The Pledgor, the Banks party thereto and the Agent have entered into a Credit Agreement dated as of July 2, 1998 (as the same may hereafter be amended, restated, or otherwise modified from time to time, the "Credit Agreement") pursuant to which the Banks have agreed to extend to the Pledgor certain credit accommodations.

     B. The Pledgor is the owner of the shares of certain "Foreign Subsidiaries" (as defined in the Credit Agreement).

     C. It is a condition precedent to the obligation of the Banks to extend credit accommodations pursuant to the terms of the Credit Agreement that this Agreement be executed and delivered by the Pledgor.

     D. The Pledgor finds it advantageous, desirable and in the best interests of the Pledgor to comply with the requirement that this Agreement be executed and delivered to the Agent.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to enter into the Credit Agreement and to extend credit accommodations to the Pledgor thereunder, the Pledgor hereby agrees with the Agent for the Banks' benefit as follows:

     Section 1. Defined Terms.

          1(a) As used in this Agreement, the following terms shall have the meanings indicated:

          "Collateral" shall have the meaning given to such term in Section 2.

          "Event  of  Default"  shall  have the  meaning  given to such  term in
     Section 11.

          "Foreign Subsidiaries" shall have the meaning given to such term in the Credit Agreement.

          "Lien" shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under capitalized leases), in, of or on any assets or properties of the Person referred to, but shall not include restrictions imposed by the securities laws of any jurisdiction unless that restriction is for the purpose of paying liabilities.

          "Obligations" shall mean (a) all indebtedness, liabilities and obligations of the Pledgor to the Agent or any Bank of every kind, nature or description under the Credit Agreement, including the Pledgor's obligation on any promissory note or notes under the Credit Agreement and any note or notes hereafter issued in substitution or replacement thereof and (b) all liabilities of the Pledgor under this Agreement, in all of the foregoing cases whether due or to become due, and whether now existing or hereafter arising or incurred.

          "Person" shall mean any individual, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Pledged Shares" shall mean the shares of capital stock of each Foreign Subsidiary pledged to the Agent, for the benefit of the Banks, pursuant to Section 2.

          "Security  Interest"  shall  have the  meaning  given to such  term in
     Section 2.

          1(b) Terms Defined in Uniform Commercial Code. All other terms used in this Agreement that are not specifically defined herein or the definitions of which are not incorporated herein by reference shall have the meaning assigned to such terms in the Uniform Commercial Code in effect in the State of Minnesota as of the date first above written to the extent such other terms are defined therein.

          1(c) Singular/Plural, Etc. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and "or" has the inclusive meaning represented by the phrase "and/or." The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are references to Sections in this Pledge Agreement unless otherwise provided.

     Section 2. Pledge. As security for the payment and performance of all of the Obligations, the Pledgor hereby pledges to the Agent, for the benefit of the Banks, and grants to the Agent, for the benefit of the Banks, a security interest (the "Security Interest") in the following (the "Collateral"):

          2(a) Sixty-five percent (65%) of each class of issued and outstanding capital stock (or similar equity interests) of each Foreign Subsidiary now owned or hereafter created or acquired by the Company, and the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.

          2(b) All proceeds of any and all of the foregoing (including proceeds that constitute property of types described above); provided, that the foregoing security interest shall not attach to the capital stock of any Foreign Subsidiary to the extent that the pledge thereof is prohibited by the laws of the jurisdiction of such Foreign Subsidiary's organization.

          Section 3. Delivery of Collateral. All certificates and instruments representing or evidencing the Pledged Shares shall be delivered to the Agent contemporaneously with the execution of this Agreement or, for Foreign Subsidiaries created or acquired hereafter, with the issuance or acquisition of such Pledged Shares, but, in each case, only to the extent such certificates and instruments exist and such delivery (i) is permissible and (ii) will not otherwise have a material adverse tax consequence to the Pledgor. All such certificates and instruments shall be held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent. The Agent shall have the right at any time, after an Event of Default, to cause any or all of the Collateral to be transferred of record into the name of the Agent or its nominee (but subject to the rights of the Pledgor under Section 6) and to exchange certificates representing or evidencing Collateral for certificates of smaller or larger denominations. The Pledgor shall execute and deliver to the Agent such items of assignment and transfer (including, without limitation, assignments of financing statements and recordable assignments of mortgages and deeds of trust) of any Collateral as the Agent may from time to time reasonably request. Notwithstanding any of the foregoing, as to any Collateral consisting of book-entry or uncertificated securities or securities which are held by a third Person, the Pledgor shall, at the request of the Agent, to the extent permitted by applicable law, deliver to the Agent evidence satisfactory to the Agent that such Collateral has been registered in the name of, or as pledged to, the Agent. Such evidence shall include the acknowledgment of the issuer or Person holding such Collateral that such issuer or Person holds such Collateral as agent for the Agent and that such Collateral is identified on the books of such issuer or third Person as belonging to or pledged to the Agent.

          Section 4. Certain Warranties and Covenants. The Pledgor makes the following warranties and covenants:

          4(a) The Pledgor has title to the Pledged Shares and will have title to each other item of Collateral hereafter acquired, free of all Liens except the Security Interest.

          4(b) The Pledgor has full power and authority to execute this Pledge Agreement, to perform the Pledgor's obligations hereunder and to subject the Collateral to the Security Interest created hereby.

          4(c) No financing statement covering all or any part of the Collateral is on file in any public office (except for any financing statements filed by the Agent).

          4(d) The Pledged Shares have been duly authorized and validly issued by the issuer thereof and are fully paid and non-assessable. The certificates representing the Pledged Shares are genuine. Except as may be provided by the law of the jurisdiction in which a Foreign Subsidiary is organized, the Pledged Shares are not subject to any offset or similar right or claim of the issuers thereof.

          4(e) The Pledged Shares constitute sixty-five percent (65%) of the issued and outstanding shares of stock of the respective issuers thereof.

     Section 5. Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that the Agent may reasonably request, in order to perfect and protect the Security Interest or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral (but any failure to request or assure that the Pledgor execute and deliver such instruments or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion).

     Section 6. Voting Rights; Dividends; Etc.

          6(a) Subject to paragraph (d) of this Section 6, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Shares or any other stock that becomes part of the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if such action could reasonably be expected to have a material adverse effect on the value of the Collateral or any material part thereof.

          6(b) Subject to paragraph (e) of this Section 6, the Pledgor shall be entitled to receive, retain, and use in any manner not prohibited by the Credit Agreement any and all interest and dividends paid in respect of the Collateral.

          6(c) The Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 6 (a) hereof and to receive the dividends and interest that it is authorized to receive and retain pursuant to Section 6 (b) hereof.

          6(d) Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right in its sole discretion, and the Pledgor shall execute and deliver all such proxies and other instruments as may be necessary or appropriate to give effect to such right, to terminate all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6 (a) hereof, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; provided, however, that the Agent shall not be deemed to possess or have control over any voting rights with respect to any Collateral unless and until the Agent has given written notice to the Pledgor that any further exercise of such voting rights by the Pledgor is prohibited and that the Agent and/or its assigns will henceforth exercise such voting rights; and provided, further, that neither the registration of any item of Collateral in the Agent's name nor the exercise of any voting rights with respect thereto shall be deemed to constitute a retention by the Agent of any such Collateral in satisfaction of the Obligations or any part thereof.

          6(e) Upon the  occurrence  and during the  continuance of any Event of
     Default:

          (i) all rights of the Pledgor to receive the dividends and interest that it would otherwise be authorized to receive and retain pursuant to Section 6(b) hereof shall cease, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to receive and hold such dividends as Collateral, and

          (ii) all payments of interest and dividends that are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 6
          (e) shall be received in trust for the benefit of the Banks, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent as Collateral in the same form as so received (with any necessary indorsement).

     Section 7. Transfers and Other Liens; Additional Shares.

          7(a) Except as may be permitted by the Credit Agreement, the Pledgor agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any other shares of stock (or similar equity interests) in any Foreign Subsidiary, or (ii) create or permit to exist any Lien, upon or with respect to any of the Collateral.

          7(b) The Pledgor agrees that it will (i) cause each issuer of the Pledged Shares that it controls not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor or as may be required by or as may be required by applicable law, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, 65% of any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

     Section 8. Agent Appointed Attorney-in-Fact. The Pledgor hereby appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Agent's good-faith discretion, to take any action and to execute any instrument that the Agent may reasonably believe necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of the Pledgor under Section 6 hereof), in a manner consistent with the terms hereof, including, without limitation, to receive, indorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

     Section 9. Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14 hereof.

     Section 10. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Agent shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession if such Collateral is accorded treatment substantially equal to the safekeeping which the Agent accords its own property of like kind. Except for the safekeeping of any Collateral in its possession and the accounting for monies and for other properties actually received by it hereunder, the Agent shall have no duty, as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Bank has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any Persons or any other rights pertaining to any Collateral. The Agent will take action in the nature of exchanges, conversions, redemption, tenders and the like requested in writing by the Pledgor with respect to any of the Collateral in the Agent's possession if the Agent in its reasonable judgment determines that such action will not impair the Security Interest or the value of the Collateral, but a failure of the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care.

     Section 11. Default. Each of the following occurrences shall constitute an Event of Default under this Agreement: (a) the Pledgor shall fail to observe or perform any covenant or agreement applicable to the Pledgor under this Agreement and such failure shall continue for a period of ten (10) days after notice from the Agent; or (b) any representation or warranty made by the Pledgor in this Agreement or in any financial statements, reports or certificates heretofore or at any time hereafter submitted by or on behalf of the Pledgor to the Agent or any Bank shall prove to have been false or misleading in any material respect when made; or (c) any Event of Default shall occur under the Credit Agreement.

     Section 12. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

          12(a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code of the State of Minnesota (the "Code") in effect at that time (whether or not the Code then applies to the affected Collateral), and may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may reasonably believe are commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by the Agent of its remedies hereunder, absent this waiver.

          12(b) The Agent may notify any Person obligated on any of the Collateral that the same has been assigned or transferred to the Agent and that the same should be performed as requested by, or paid directly to, the Agent, as the case may be. The Pledgor shall join in giving such notice, if the Agent so requests. The Agent may, in the Agent's name or in the Pledgor's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such Collateral or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligation of any such Person.

          12(c) Any cash held by the Agent or any Bank as Collateral and all cash proceeds received in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held as collateral for, or then or at any time thereafter be applied in whole or in part against, all or any part of the Obligations (including any expenses of the Agent payable pursuant to Section 14 hereof).

     Section 13. Waiver of Certain Claims. The Pledgor acknowledges that because of present or future circumstances, a question may arise under the Securities Act of 1933, as from time to time amended (the "Securities Act"), with respect to any disposition of the Collateral permitted hereunder. The Pledgor understands that compliance with the Securities Act may very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any portion of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of the Collateral or any portion thereof may dispose of the same. There may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or any portion of the Collateral under the applicable foreign or Blue Sky or other securities laws or similar laws analogous in purpose or effect. The Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment only and not to engage in a distribution or resale thereof. The Pledgor agrees that the Agent shall not incur any liability, and any liability of the Pledgor for any deficiency shall not be impaired, as a result of the sale of the Collateral or any portion thereof at any such private sale in a manner that the Agent reasonably believes is commercially reasonable (within the meaning of Section 9-504(3) of the Uniform Commercial Code). Subject to the preceding sentence, the Pledgor hereby waives any claims against the Agent arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Agent shall accept the first offer received and does not offer any portion of the Collateral to more than one possible purchaser. The Pledgor further agrees that the Agent has no obligation to delay sale of any Collateral for the period of time necessary to permit the issuer of such Collateral to qualify or register such Collateral for public sale under the Securities Act, applicable Blue Sky laws and other applicable state and federal securities laws, even if said issuer would agree to do so and the Agent hereby acknowledges that the Pledgor has no obligation to cause the issuer to do so. Without limiting the generality of the foregoing, the provisions of this Section would apply if, for example, the Agent were to place all or any portion of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any portion of the Collateral for its own account, or if the Agent placed all or any portion of the Collateral privately with a purchaser or purchasers.

     Section 14. Costs and Expenses; Indemnity. The Pledgor will pay or reimburse the Agent on demand for all out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel and of any experts and agents) incurred by the Agent in connection with the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement, and all such costs and expenses shall be part of the Obligations secured by the Security Interest. The Pledgor shall indemnify and hold the Agent and the Banks harmless from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) growing out of or resulting from this Agreement (including enforcement of this Agreement) or the Agent's actions pursuant hereto, except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct of the indemnified party as determined by a final judgment of a court of competent jurisdiction. Any liability of the Pledgor to indemnify and hold the Agent and the Banks harmless pursuant to the preceding sentence shall be part of the Obligations secured by the Security Interest. The obligations of the Pledgor under this Section shall survive any termination of this Agreement.

     Section 15. Waivers and Amendments; Remedies. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Agent. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Agent. All rights and remedies of the Agent and the Banks shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Agent's option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

     Section 16. Notices. Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

     Section 17. Pledgor  Acknowledgments.  The Pledgor hereby acknowledges that
(a) the Pledgor has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) neither the Agent nor any Bank has a fiduciary relationship to the Pledgor, the relationship being solely that of debtor and creditor, and (c) no joint venture exists between the Pledgor and the Agent or any Bank.

     Section 18. Continuing Security Interest; Assignments under Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations and the expiration of the obligation, if any, of the Banks to extend credit accommodations to the Pledgor, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Banks, and be enforceable by the Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), each Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person to the extent and in the manner provided in the Credit Agreement, and may similarly transfer all or any portion of its rights under this Pledge Agreement to such Persons.

     Section 19. Termination of Security Interest. Upon payment in full of the Obligations and the expiration of any obligation of the Banks to extend credit accommodations to the Borrower, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Agent will return to the Pledgor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination. Any reversion or return of the Collateral upon termination of this Agreement and any instruments of transfer or termination shall be at the expense of the Pledgor and shall be without warranty by, or recourse on, the Agent or any Bank. As used in this Section, "Pledgor" includes any assigns of Pledgor, any Person holding a subordinate security interest in any part of the Collateral or whoever else may be lawfully entitled to any part of the Collateral.

     Section 20. Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS; PROVIDED, HOWEVER, THAT NO EFFECT SHALL BE GIVEN TO CONFLICT OF LAWS PRINCIPLES OF THE STATE OF MINNESOTA, EXCEPT TO THE EXTENT THAT THE
VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF MINNESOTA. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.

     Section 21. Consent to Jurisdiction. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN MINNESOTA; AND THE PLEDGOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE PLEDGOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE
ACCOMPLISHED   UNDER  APPLICABLE  LAW,  TO  HAVE  SUCH  CASE  DISMISSED  WITHOUT
PREJUDICE.

     Section 22. Waiver of Jury Trial. EACH OF THE PLEDGOR, BY ITS EXECUTION AND DELIVERY HEREOF, AND THE AGENT AND THE BANKS, BY THEIR ACCEPTANCE OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     Section 24. General. All representations and warranties contained in this Agreement or in any other agreement between the Pledgor and the Agent or any Bank shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The Pledgor waives notice of the acceptance of this Agreement by the Agent or any Bank. Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.

     IN WITNESS WHEREOF, the Pledgor has caused this Pledge Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                          PLEDGOR:

                                          GRACO INC.

                                          By

                                          Title
Address for Pledgor:
4050 Olson Memorial Highway
Golden Valley, Minnesota 55422

Address for the Agent:
U.S. Bank National Association
601 Second Avenue South
Minneapolis, Minnesota 55402-4302
Fax (612) 973-0824

                                                                       EXHIBIT C
                                                             TO CREDIT AGREEMENT
                                     FORM OF
                                 REVOLVING NOTE


$_____________

                                                      ____________________, 199
                                                          Minneapolis, Minnesota

FOR VALUE RECEIVED, GRACO INC., a Minnesota corporation, hereby promises to pay to the order of___________(the "Bank") at the main office of U.S. Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Revolving Commitment Ending Date, the principal amount of AND NO/100 DOLLARS ($_______) or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

This note is one of the Revolving Notes referred to in the Credit Agreement dated as of July 2, 1998 (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank and the other banks named therein. This note is secured, it is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

      GRACO INC.
                                             By_________________Title___________

                                                                       EXHIBIT D
                                                             TO CREDIT AGREEMENT

                                     FORM OF
                              SOLVENCY CERTIFICATE


TO:    U.S. Bank National Association, as Agent
U.S. Bank Place
601 Second Avenue South
Minneapolis, MN 55402


This Solvency Certificate is delivered to you pursuant to clause (x) of Section 3.1(a) of the Credit Agreement, dated as of July 2, 1998 (the "Credit Agreement"), between GRACO INC. (the "Borrower"), certain Banks party thereto and U.S. Bank National Association, as Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

I, ____________________________, chief financial officer of the Borrower, hereby certify as follows:

     1. I am the chief financial officer of the Borrower. I have held such position since __________________________. In that capacity, I have participated actively in the management of the financial affairs of the Borrower. I have, together with other officers of the Borrower, acted on behalf of the Borrower in connection with the negotiation of the Credit Agreement, the other Loan Documents and the Repurchase. I am also familiar with the properties, business, assets and liabilities of the Borrower and its Subsidiaries.

     2. I certify that I have carefully reviewed the contents of this Certificate and have made such investigations and inquiries as I deem necessary and prudent in connection with the matters set forth herein. Among other things, I have reviewed the Loan Documents and other agreements, documents and instruments pursuant to which the Repurchase will occur.

     3. In connection with preparation for consummation of the Credit Agreement and the Repurchase, I have caused the preparation of and have reviewed pro forma consolidated net income and cash flow projections for the Borrower for its fiscal years ending through , inclusive (the "Projections"). The Projections, which are attached hereto as Exhibit I, give effect to the consummation of the Credit Agreement and the Repurchase. It is contemplated that the debt obligations of the Borrower are to be paid from the cash flow generated by the operation of the Borrower. No asset dispositions to pay the debt obligations of the Borrower are anticipated by the Projections, other than sales of inventory in the ordinary course of the Borrower's business. In connection with the preparation of the Projections, I have made such investigation and inquiries as I deemed reasonably necessary and prudent therefor and specifically have relied on historical information, sales, costs, and other data supplied by the management personnel and personnel responsible for the various operations involved of the Borrower. The principal assumptions upon which the Projections are based are stated therein, which assumptions I believe are reasonable.

     4. I have also supervised and participated in the preparation of the pro forma balance sheet of the Borrower as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet is attached hereto as Exhibit II, and reflects (a) the assets and liabilities of the Borrower at historical costs, and (b) the adjustments which would result upon consummation of the Repurchase.

     5. I believe that the financial information and assumptions which underlie and form the basis for the Projections, the Closing Date Balance Sheet and the representations made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof, provided that such Projections should not be viewed as facts because actual results during the period covered by such Projections will differ from projected results.

     6. For purposes of this Certificate: (a) the term "indebtedness" means all obligations and liabilities of the Borrower, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent; and (b) the term "present fair salable value" means the value (determined on a going concern basis) which would be realized from an interested purchaser aware of all relevant information relating to the assets or group of assets being sold and who is willing to purchase under ordinary selling conditions in an existing and not theoretical market if the assets or group of assets are disposed of within a period of six months to one year.

     7. As of the date hereof, assuming the Repurchase is consummated on and as of the date hereof and taking into account the effect thereof, it is my opinion that (a) the present fair salable value of the assets of the Borrower (determined on a going concern basis) is in excess of the total amount of its indebtedness, (b) the Borrower will be able to pay its debts and obligations as they mature in the ordinary course of its business as proposed to be conducted following the Repurchase, and (c) the Borrower does not have an unreasonably small capital to carry out its business as proposed to be conducted following the Repurchase. My conclusion is supported by the Closing Date Balance Sheet and the Projections.

     8. The cash flow from the operations of the Borrower will be sufficient to provide cash necessary to repay its indebtedness, including the indebtedness incurred pursuant to the Loan Documents, as such indebtedness matures. Therefore, following the incurrence of the indebtedness pursuant to the Loan Documents and consummation of the Repurchase, the Borrower will not have indebtedness beyond its ability to pay as such indebtedness matures. My calculations are supported by the Projections.

     9. The Borrower does not intend to, or believe that it will, incur indebtedness beyond its ability to pay such indebtedness as it matures.

     10. In consummating the Repurchase, the Borrower does not intend to delay, hinder or defraud either present or future creditors or other persons to which the Borrower is or will become, on or after the date hereof, indebted.

     11. The Borrower is not "insolvent" as that term is defined in the Bankruptcy Code and/or Uniform Fraudulent Transfer Act and/or the Uniform Fraudulent Conveyance Act.

     12. In reaching the conclusions set forth in this Certificate, I have reviewed and considered, among other things:

          (a) the Closing Date Balance Sheet;

          (b) the Projections;

          (c) the values of the Borrower's now owned real property, equipment, inventory, computer software, customer lists, tradenames, trade secrets and proprietary information, and all other property of the Borrower, real and personal, tangible and intangible;

          (d) the experience of management of the Borrower in acquiring and disposing of its assets and managing its businesses;

          (e) all indebtedness of the Borrower known to me, including, among other things, claims arising out of pending or, to my knowledge, threatened litigation against the Borrower;

          (f) historical and anticipated growth in the Borrower's sales volume;

          (g) the customary terms of trade payables and other obligations owed to the Borrower, and the amount of credit extended by and to customers of the Borrower; and

          (h) the level of capital customarily maintained by the Borrower and other entities engaged in the same or similar business as the business of the Borrower.

     13. The Borrower does not contemplate filing a petition for relief under the United States Bankruptcy Code or for receivership, arrangement, liquidation or reorganization, or any similar purpose, under any state law, nor do I have any knowledge of any bankruptcy or insolvency proceedings threatened against the Borrower.

     14. The Borrower hereby acknowledges that the Banks and the Agent, in entering into the Credit Agreement and the other Loan Documents and agreeing to make loans and otherwise extend credit thereunder, have relied on the accuracy of this Certificate and the attachments hereto.

     IN  WITNESS   WHEREOF,   I  have  executed  this  Certificate  as  of  July
____________, 1998.

                                    GRACO INC.


                                    By:

                                    Name:
                                    Title: Chief Financial Officer


     I am the chief executive officer of the Borrower. I have reviewed the foregoing certificate, the Projections and the Closing Date Balance Sheet. I am not aware of any inaccuracy in any of the foregoing certificate, the Projections or the Closing Date Balance Sheet, I believe that the financial information and assumptions which underlie and form the basis for the Projections, the Closing Date Balance Sheet and the representations made in the foregoing Certificate were reasonable when made and continue to be reasonable as of the date hereof, and I agree with the conclusions stated in the foregoing Certificate.




                                    Name:

                                    Title:  Chief Executive Officer

                                                                    EXHIBIT E TO
                                                                CREDIT AGREEMENT

                                     FORM OF
                               OPINION OF COUNSEL
                               TO THE BORROWER AND
                                ITS SUBSIDIARIES


     The opinions of counsel to the Borrower which are called for by Article III of the Credit Agreement (the "Credit Agreement") shall be addressed to the Banks and dated the Closing Date. It shall be satisfactory in form and substance to the Agent and shall cover the matters set forth below, subject to such assumptions, exceptions and qualifications as may be acceptable to the Agent and counsel to the Agent. Capitalized terms used herein have the respective meanings given such terms in the Credit Agreement.

     (i) The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as now conducted, to enter into the Borrower Loan Documents and to perform all of its obligations under each and all of the foregoing. The Borrower is duly qualified and in good standing as a foreign corporation in the states of California, Colorado, Georgia, Illinois, Louisiana, Michigan, New Jersey, South Dakota and Texas.

     (ii) The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower.

     (iii) The Borrower Loan Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     (iv) The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (i) violate any provision of any law, statute, rule or regulation or, to the best knowledge of such counsel, any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower,
(ii) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any material indenture, loan or credit agreement or any other agreement, lease or instrument known to such counsel to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.

     (v) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

     (vi) To the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which (i) challenge the legality, validity or enforceability of the Borrower Loan Documents, or (ii) if determined adversely to the Borrower, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower to perform its obligations under the Borrower Loan Documents.

     (vii) Neither the Borrower nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an affiliate of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     (viii) Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     (ix) The making of the Revolving Loans and the application of the proceeds thereof by the Borrower as provided in the Credit Agreement will not violate Regulation

     (x) To the extent that the Uniform Commercial Code, as in effect in the State of Minnesota (the "Code") applies, and assuming that the Agent has taken and is retaining possession of the stock certificates evidencing the shares of stock described in the Pledge Agreement ( the "Pledged Stock"), there has been created under the Pledge Agreement, and there has been granted to the Agent, on behalf of the Banks, a valid security interest and lien upon the Pledged Stock.

                                                                    EXHIBIT F TO
                                                                CREDIT AGREEMENT

               FORM OF COMPLIANCE CERTIFICATEMPLIANCE CERTIFICATE


To: U.S. Bank National Association

THE UNDERSIGNED HEREBY CERTIFIES THAT:

     (1) I am the duly elected chief financial officer of Graco, Inc. (the "Borrower");

     (2) I have reviewed the terms of the Credit Agreement dated as of July 2, 1998 between the Borrower, U.S. Bank National Association and certain Banks named therein (the "Credit Agreement") and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;

     (3) The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event are as follows:

--------------------------------------------------------------------------------
     The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ______________, 1998, pursuant to Section 5.1 (d) of the Credit Agreement.

                                   GRACO INC.

                                    By

                                    Title

                                                                 SCHEDULE 1.1(a)

                                   GRACO INC.
                          REVOLVING COMMITMENTS OF THE
                          BANK GROUP AS OF JULY 2, 1998


                                        Commitment          Commitment
      Banks                             Percentages         Amount
      -----                             -----------         ------

U.S. Bank National Association          13.2368421053%      $25,150,000.00
The Bank of New York                    11.25%               21,375,000.00
NBD Bank                                11.25%               21,375,000.00
Norwest Bank of Minnesota,
   National Association                 11.25%               21,375,000.00
Wachovia Bank, N.A.                     11.25%               21,375,000.00
ABN AMRO Bank N.V.                      11.25%               21,375,000.00
Bank of America National Trust          11.25%               21,375,000.00
   and Savings Association
The Northern Trust Company              7.00%                13,300,000.00
The Bank of Tokyo-Mitsubishi, Ltd.      7.00%                13,300,000.00
The Fuji Bank Limited                   5.2631578947%        10,000,000.00

   TOTALS                               100.0000000000%      $190,000,000.00

                                                                    SCHEDULE 4.6

                                   GRACO INC.
                                   LITIGATION

1. The Company is named as a defendant in a total of eighteen (18) lawsuits based on product liability claims. The Company has also received a communication from potential claimants in total of twenty-four(24) instances with respect to possible product liability claims which have not yet resulted in a suit. The Company has reported all of the foregoing matters to its product liability insurance carrier, and such carrier has undertaken to fulfill all its policy commitments without reservation of rights or other dispute.

2. NORDSON CORPORATE V. GRACO INC., U.S. District Court for the Northern District of Ohio, Eastern Division. The suit alleges infringement of Nordson patents by the Company's Precision-Flo robot-mounted sealant and adhesive application system. Litigation is in process.

3. BARRY EASTMAN V. GRACO INC. United States District Court, District of Minnesota. Plaintiff is alleging failure to make reasonable accomodation and retaliatory dismissal under the Americans with Disabilities Act.

4. The Company and its Subsidiaries are parties to a number of tax and other governmental fee proceedings to obtain refunds and appeal valuation decisions. None of the claimed refunds are reflected on the books of the Company.

                                                                    SCHEDULE 4.7

                                   GRACO INC.
                              ENVIRONMENTAL MATTERS


1. Releases or potential releases of certain hazardous substances have been detected at the Company's Main Plant in Minneapolis. The Company
     participated in the Voluntary Investigation and Cleanup program of the Minnesota Pollution Control Agency ("MPCA"). On July 17, 1997, the MPCA determined to take no action with regard to the releases and not to refer the release to Superfund authorities for further action.

2. The Company has been brought into five actions involving the clean-up of landfills. The Company has paid approximately $27,000 to settle four of them. The only open action is at Zionsville, Indiana, where the Company is part of a group attempting to negotiate a settlement with the Environmental Protection Agency. Negotiations continue.

3. In 1996, the MPCA identified the Company, among others, as a potentially responsible party for release of hazardous substances at a site in Minneapolis, known as the Warden Oil Site. Company records indicate that the Company sent to the site only used oil for recycling, which represents approximately 0.5% of the total volume at the site. Activities concerning the site are in the preliminary stages. Neither the nature nor extent of the Company's responsibility for any release or clean-up can be determined at this time.

                                                                   SCHEDULE 4.12

                              INTELLECTUAL PROPERTY

1. The Company has received written notice from counsel for Wagner Spray Tech that a Company product, the GTS-4900 HVLP Sprayer, may infringe upon a patent application which has been filed by Wagner Spray Tech and is currently pending.

2.   Reference is hereby made to the  disclosure  made in Item No. 2 of Schedule
     4.6.

                                                                   SCHEDULE 4.17

                  POST-RETIREMENT MECICAL OR INSURANCE BENEFITS

1. The Company has a Retiree Medical Credit Plan. Effective December 31, 1992, the Company implemented a cost sharing arrangement for medical coverage after retirement. The features of the Retiree Medical Credit Plan are described in detail in the Summary Plan Description, "Retiree Medical Credit Plan," Form No. 318-106, 2/93 which has been provided to the Agent's counsel.

                                                                   SCHEDULE 4.18

                                  SUBSIDIARIES


                             Jurisdiction of   Number of
Subsidiary                   Organization      Shares Owned   Share Owner
----------                   ---------------   ------------   -----------
Equipos Graco Argentina S.A. Argentina               26,345   The Company
                                                          1   Robert M. Mattison

Graco Barbados FSC Limited   Barbados                   100   The Company

Graco Canada Incorporated    Canada                  10,000   The Company

Graco Chile Limitada         Chile            CH 20,289,850   The Company
                                                  Ch 10,150   David A.Koch

Graco do Brasil Limitada     Brazil                  84,999   The Company
                                                          1   David M. Lowe

Graco Europe N.V.            Belgium                  5,999   The Company
                                                          1   Graco N.V.

Graco GmbH                   Germany           DM 5,650,000   The Company

Graco Hong Kong Limited      Hong Kong                1,999   The Company
                                                          1   Robert M. Mattison

Graco K.K.                   Japan                  660,000   The Company

Graco Korea Inc.             Korea                  125,500   The Company

Graco Limited                England                100,000   The Company

Graco N.V.                   Belgium                216,874   The Company
                                                          1   Robert M. Mattison

Graco S.A.                   France                  31,619   The Company
                                                          1   George Aristides
                                                          1   Roger L. King
                                                          1   James A. Graner
                                                          1   Robert M. Mattison
                                                          1   Philippe Lalieu
                                                          1   Kristen C. Nelson

Graco S.r.l.                 Italy               19,999,000   The Company
                                                      1,000   Robert M. Mattison

     With  respect  to  each   Subsidiary,   the  Share   Owners   listed  above
corresponding to such Subsidiary own, collectively, 100% of the capital stock of such subsidiary.

                                                                SCHEDULE 6.11(a)

                              EXISTING INVESTMENTS

1. The Company owns 3 units in National Equity Fund 1992 Limited Partnership. The Company's investment is in the aggregate original principal amount of $3 million.

2. The Company owns 2 units in USA Metropolitan Tax Credit Fund II L.P. The Company's investment is in the aggregate original amount of $2 million.

3.   The Company owns 1/4 unit in Metropolitan  Low-Income  Neighborhood Housing
     Limited Partnership II. The Company's investment is in the aggregate original principal amount of $250,000.

                                                                SCHEDULE 6.12(b)

                              EXISTING INDEBTEDNESS

     A chart showing the outstanding debt of the Company and the Subsidiaries for borrowed money as of May 1998 is attached to this Schedule 6.12(b) as Exhibit A. Items listed below that are followed by an asterisk relate to entries in Exhibit A under which debt was outstanding as of May 1998.

     1. Obligations of the Company as the account party in respect of letter of credit no. S405286 issued by Norwest Bank Minnesota, National Association in favor of National Union Fire Insurance Co. of Pittsburgh, PA in the amount of $172,000.

     2. Obligations of Graco Canada Inc. as the account party in respect of letter of guarantee no. G18572/78945 issued by The Bank of Nova Scotia in favor of Toronto Dominion Bank in the amount of 60,000 Canadian dollars.

     3. Obligations of the Company as the account party in respect of letter of credit no. 76693 issued by First Bank National Association in favor of Seoul Bank in the amount of 1,120,000,000 Korean won.*

     4. Obligations of Graco Canada Inc. as the account party in respect of letter of guarantee no. ILG 055/60582 issued by The Bank of Nova Scotia in favor of Revenue Canada Customs and Excise in the amount of 25,000 Canadian dollars.

     5. Obligations of the Company as the account party in respect of letter of credit no. S405711 issued by Norwest Bank Minnesota, National Association in favor of CWT Distribution Limited in the amount of 72,991 Singapore dollars.

     6. Obligations of the Company as the account party in respect of letter of credit no.000-00-3671-0 issued by The Bank of New York in favor of the State of Minnesota, Department of Commerce in the amount of $3,278,607.

     7. Obligations of the Company as the account party in respect of letter of credit no. CLC 906/755063, as amended, issued by The Fuji Bank, Limited, Chicago Branch, in favor of Norwest Bank Minnesota, National Association in the amount of $6,360,000. Letter of credit no. CLC 906/755063 was issued in connection with the bonds referred to in Item No. 17 below.*

     8. Obligations of the Company with respect to its investment in National Equity Fund Limited Partnership, including those under the Investor Promissory Note dated December 30, 1992 in an aggregate original principal amount of $3 million.*

     9. Obligations of the Company with respect to its investment in USA Metropolitan Tax Credit Fund II L.P., including those under the USA Metropolitan Tax Credit Fund II L.P. Nine-Installment Promissory Note dated November 23, 1994 in an aggregate original principal amount of $2 million.*

     10. Obligations of the Company under the ISDA Master Agreement dated as of July 2, 1998, between the Company and Wachovia Bank, N.A, as supplemented. The agreement is a standard interest rate protection agreement relating to the Company's obligations in connection with the bonds referred to in Item No. 17 below.*

     11. Obligations of Graco Canada Inc. to The Bank of Nova Scotia pursuant to credit facilities established under the letter dated May 9, 1998 from The Bank of Nova Scotia to Graco Canada Inc. and the Agreement regarding Operating Credit Line dated as of May 21, 1998, between The Bank of Nova Scotia and Graco Canada Inc. Graco Canada Inc. may periodically borrow Canadian dollars and U.S. dollars under the credit facilities up to the equivalent of 4 million Canadian dollars.

     12. Obligations of Graco K.K. to The Fuji Bank, Limited pursuant to credit facilities established under the Agreement on Bank Transactions between The Fuji Bank, Limited and Graco K.K. Graco K.K. may periodically borrow Japanese yen under the credit facilities up to 500,000,000 Japanese yen.

     13. Obligations of Graco K.K. to The First National Bank of Chicago (f/k/a NBD Bank) pursuant to credit facilities established under the Agreement on Bank Transactions dated November 21, 1991, between Graco K.K. and The First National Bank of Chicago. Graco K.K. may periodically borrow Japanese yen under the credit facilities up to 500,000,000 Japanese yen.*

     14. Obligations of Graco Korea Inc. to Seoul Bank pursuant to credit facilities established under the Bank Credit Line Agreement between Graco Korea Inc. and Seoul Bank dated as of July 9, 1997. Pursuant to the credit facilities, Graco Korea Inc. received a loan of an aggregate principal amount of 1 billion Korean won from Seoul Bank which matures on July 8, 1998, at which time a payment of approximately $586,000 is due.*

     15. Obligations of Graco N.V. to Bank Brussels Lambert pursuant to credit facilities established under letters from Bank Brussels Lambert to Graco N.V. dated October 19, 1993, February 14, 1994, September 16, 1994, February 21, 1996, October 7, 1996 (2 letters) and December 2, 1996. Pursuant to the letter dated October 19, 1993, Graco N.V. received a loan from Bank Brussels Lambert in an aggregate principal amount of 50 million Belgian francs, which matures in February 1999. In addition, Graco N.V. may periodically borrow Belgian francs, German marks and French francs under the credit facilities up to 96 million Belgian francs, 300,000 German marks and 1 million French francs, respectively.*

     16. REDI Fund loan of an aggregate principal amount of $750,000 to the Company by the South Dakota Board of Economic Development, and the obligations under the agreements and note pursuant to which such loan was made or under which it is secured. The loan was made in June 1993 and matures in September 1998, at which time a balloon payment of approximately $576,000 is due.*

     17. Industrial Development Refunding Revenue Bonds (Graco Inc. Project), Series 1988, issued by the city of Golden Valley, Minnesota in an aggregate original principal amount of $6,000,000, and the obligations under the agreements pursuant to which such bonds were issued and under which they are secured.*

     18. Reference is hereby made to the disclosures made in Schedules 6.13(b) and 6.14.

                          EXHIBIT A TO SCHEDULE 6.12(b)
                              (U.S. $ in thousands)

                                                                       Total
                                                                    Outstanding,
                                                                        May
SHORT-TERM DEBT:                                                        1998
                                                                    ------------

   Subsidiaries:
      Fuji Bank (500,000,000 yen credit                                        -
         line to Graco K.K)
      Bank of Nova Scotia (4,000,000
         Canadian dollar credit line to                                        -
         Graco Canada Inc.)
      First National Bank of
         Chicago-Japan (500,000,000 yen                                    3,124
         credit line to Graco K.K.)
      Seoul Bank of Korea (1,000,000,000
         won loan to Graco Korea Inc.)                                       586
      Bank Brussels Lambert (96,000,000
         Belgian franc credit line to                                          -
         Graco N.V.)
      Bank Brussels Lambert (1,000,000
         French franc credit line to                                           -
         Graco N.V.)
      Bank Brussels Lambert (300,000
         German mark credit line to                                            -
         Graco N.V.)
      Bank Overdrafts                                                        386
                                                                    ------------
                                                                          $4,096
                                                                    ============


                                                                       Total
                                                Amount              Outstanding,
                                              Due Within                May
LONG-TERM DEBT:                                One Year                 1998
                                             -------------          ------------

   The Company:
      Industrial Development Refunding
         Revenue Bonds, City of Golden
         Valley, Swap fixed rate 4.38%,
         payable in annual installments               500                  3,500
         from 1993 - 2002
      Federal Low Income Housing Tax
         Credit, National Equity Fund,
         payable in annual installments               405                    807
         from 1993 - 2000
      Federal Low Income Housing Tax
         credit, the Richman Group,
         payable in annual installments               310                    980
         from 1994 - 2002
      Sioux Falls, South Dakota,
         Revolving Economic Development
         and Initiative Fund, 20 year
         amortization at 2%, with
         balloon payment of remaining                 573                    576
         principal and interest due in
         1998
   Subsidiaries:
      Graco N.V. - BBL Bank Nasselt
         European Co & Steel Community,
         6.40%, 50,000,000 Belgian
         francs, payable in semi-annual                 -                  1,375
         installments, due February 1999
                                            -------------           ------------
                                                   $1,788                 $7,238
                                            =============           ============

                                                                SCHEDULE 6.13(b)

                                 EXISTING LIENS

     1. Lien on certain equipment located at the Company's Sioux Falls, South Dakota facility securing obligations of the Company to the South Dakota Board of Economic Development related to the loan referred to in Item No. 16 of Schedule 6.12(b).

     2. Lien on the Company's interest in National Equity Fund 1992 Limited Partnership securing obligations of the Company to National Equity Fund 1992 Limited Partnership related to the investment referred to in Item No. 8 of
Schedule 6.12(b).

     3. Lien in favor of Great West Life & Annuity Insurance Company, assignee of USA Metropolitan Tax Credit Fund II L.P., on the Company's interest in USA Metropolitan Tax Credit Fund II L.P. securing obligations of the Company related to the investment referred to in Item No. 9 of Schedule 6.12(b).

     4. Lien on the Company's property located at 4050 Olson Memorial Highway, Golden Valley, Minnesota securing obligations of the Company to The Fuji Bank, Limited, related to the letter of credit referred to in Item No. 7 of Schedule 6.12(b).

     5. Lien in favor of The Fuji Bank, Limited, on certain of the bonds referred to in Item No. 17 of Schedule 6.12(b) securing obligations of the Company to The Fuji Bank, Limited, related to the letter of credit referred to in Item No. 7 of Schedule 6.12(b).

                                                                   SCHEDULE 6.14


                       EXISTING CONTINGENT OBLIGATIONS


     1. Pursuant to the Guarantee dated September 30, 1988, the Company guarantees the obligations of Graco Canada Inc. to The Bank of Nova Scotia up to 4,000,000 Canadian dollars under the credit facilities referred to in Item No. 11 of Schedule 6.12(b).

     2.  Pursuant to the  Guaranty by the Company to The Fuji Bank,  Limited re:
Graco K.K. Line of Credit dated September 25, 1997, the Company guarantees the obligations of Graco K.K. to The Fuji Bank, Limited up to 500,000,000 Japanese yen under the credit facilities referred to in Item No. 12 of Schedule 6.12(b).

     3. Pursuant to the Continuing Guaranty dated November 1, 1991, the Company guarantees the obligations of Graco K.K. to The First National Bank of Chicago (f/k/a NBD Bank) up to 500,000,000 Japanese yen under the credit facilities referred to in Item No. 13 of Schedule 6.12(b).

     4. Pursuant to letters from the Company to Bank Brussels Lambert dated November 22, 1993, November 14, 1994, March 20, 1996 and May 30, 1997, the
Company guarantees the obligations of Graco N.V. to Bank Brussels Lambert up to 158,000,000 Belgian francs in the aggregate under the credit facilities referred to in Item No. 15 of Schedule 6.12(b).

     5. Reference is hereby made to the disclosures made in Items No. 1 through 7 of Schedule 6.12(b).